Exhibit 4.1
EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
INFOUSA INC.
as Borrower,
VARIOUS FINANCIAL INSTITUTIONS
as Lenders,
LASALLE BANK NATIONAL ASSOCIATION
and
CITIBANK, F.S.B.,
as Syndication Agents,
BANK OF AMERICA, N.A.
as Documentation Agent
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as
Sole Lead Arranger, Sole Book Runner
and Administrative Agent

$175,000,000 Senior Secured Revolving Credit Facility
$100,000,000 Senior Secured Term Credit Facility

Dated as of February 14, 2006

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SCHEDULE I	Disclosure Letter

EXHIBIT A	Form of Notice of Borrowing

EXHIBIT B	Form of Term Note

EXHIBIT C	Form of Revolving Note

EXHIBIT D	Form of Swingline Note

EXHIBIT E	Form of Letter of Credit Request

EXHIBIT F	Form of Section 5.7(b)(ii) Certificate

EXHIBIT G	Form of Officer’s Certificate

EXHIBIT H	Form of Solvency Certificate

EXHIBIT I	Form of Assignment and Assumption Agreement

EXHIBIT J	Form of Intercompany Note

EXHIBIT K	Form of Subordination Provisions

EXHIBIT L	Form of Compliance Certificate

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
          This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February ___, 2006, is made by and among INFOUSA INC., a Delaware corporation (the “Borrower”), the financial institutions from time to time a party hereto in the capacity of a lender (in such capacity, the “Lenders” and each a “Lender”), LASALLE BANK NATIONAL ASSOCIATION and CITIBANK, F.S.B., as syndication agents (in such capacity, the “Syndication Agents”), BANK OF AMERICA, N.A., as documentation agent (in such capacity, the “Documentation Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as sole lead arranger, sole book runner and administrative agent (in such capacity, the “Administrative Agent”).
          The Borrower, certain of the Lenders and the Administrative Agent are parties to the Old Credit Agreement (defined below). The Borrower has requested and the Administrative Agent and Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to restructure the loans made under the Old Credit Agreement and to provide for other changes in terms as set forth herein.
          Accordingly, the Borrower, the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agents hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS.
          Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acquired EBITDA” of any Acquired Entity or Business acquired pursuant to a Permitted Acquisition means the consolidated EBITDA of such Acquired Entity or Business calculated on a basis consistent with the calculation of Consolidated EBITDA under this Agreement and in compliance with laws, rules and regulations applicable to publicly traded companies in the United States, including Regulation S-X promulgated by the Securities and Exchange Commission, or as may be approved by the Administrative Agent.
     “Acquired Entity or Business” has the meaning given in the definition of “Permitted Acquisition”.
     “Additional Security Documents” has the meaning given in Section 9.11.
     “Administrative Agent” means Wells Fargo, in its capacity as administrative agent for the Lenders hereunder, and shall include any successor to Wells Fargo or any other institution in such capacity pursuant to Section 12.9.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; excluding, however, the Administrative Agent, the Lenders and their affiliates.
     “Agreement” means this Second Amended and Restated Credit Agreement.
     “Applicable Margin” means the percentage per annum set forth below (i) for the Term Loans under the applicable Type opposite the Level indicated to have been achieved on the applicable Test Date and applicable for the corresponding Margin Reduction Period (as shown on the officer’s certificate delivered pursuant to Section 9.1(f) or the first proviso below):

Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loan	Base Rate Loan

I	Greater than or equal to 2.00 to 1	2.00%	1.00%

II	Less than 2.00 to 1	1.75%	0.75%
(ii) for Revolving Loans and Swingline Loans under the applicable Type, opposite the Level indicated to have been achieved on the applicable Test Date and applicable for the corresponding Margin Reduction Period (as shown on the officer’s certificate delivered pursuant to Section 9.1(f) or the first proviso below):

Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loan	Base Rate Loan

I	Greater than or equal to 2.50 to 1	2.00%	1.00%

II	Greater than or equal to 2.00 to 1 but less than 2.50 to 1	1.75%	0.75%

III	Greater than or equal to 1.50 to 1 but less than 2.00 to 1	1.50%	0.50%

IV	Less than 1.50 to 1	1.25%	0.25%
(iii) for Commitment Fees, opposite the Level indicated to have been achieved on the applicable Test Date and applicable for the corresponding Margin Reduction Period (as shown on the officer’s certificate delivered pursuant to Section 9.1(f) or the first proviso below):
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Level	Consolidated Total Leverage Ratio	Commitment Fee

I	Greater than or equal to 2.50 to 1	0.450%

II	Greater than or equal to 2.00 to 1 but less than 2.50 to 1	0.450%

III	Greater than or equal to 1.50 to 1 but less than 2.00 to 1	0.350%

IV	Less than 1.50 to 1	0.250%
provided, however, that if the Borrower fails to deliver the financial statements required to be delivered pursuant to Section 9.1(b) or (c) (accompanied by the officer’s certificate required to be delivered pursuant to Section 9.1(f) showing the applicable Consolidated Total Leverage Ratio on the relevant Test Date) on or prior to the date required by such Sections, then Level I pricing shall apply until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the pricing for the Margin Reduction Period is at a level which is less than Level I (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, the Applicable Margin, if any, shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); provided further, that subject to Section 2.11(c), Level I pricing shall apply at any time when any Default or Event of Default exists. Notwithstanding anything to the contrary contained in the immediately preceding sentence, during the period from the Closing Date to but not including the date which is the first Start Date after the Borrower’s fiscal quarter ending on or about March 31, 2006, for Term Loans Level II pricing shall apply and for Revolving Loans, Swingline Loans and Commitment Fees Level IV pricing shall apply. The Applicable Margin in respect of Commitment Fees is sometimes called the “Commitment Fee Rate”.
     “Asset Sale” means any sale, transfer or other disposition by any Company to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including any capital stock or other securities of, or equity interests in, another Person) other than sales of assets pursuant to Sections 10.2(b), (c), (h) and (i).
     “Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit I, or in any other form approved by the Administrative Agent (appropriately completed).
     “Bankruptcy Code” has the meaning given in Section 11.1(e).
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     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest most recently established by the Administrative Agent as its “prime rate” or, if the Administrative Agent ceases to announce a rate so designated, any similar successor rate designated by the Administrative Agent, such rate being one of the Administrative Agent’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto.
     “Base Rate Loan” means (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
     “Borrower” has the meaning given in the first paragraph of this Agreement.
     “Borrowing” means the borrowing of one Type of Loan of a single Tranche from all the Lenders making Loans of that Tranche, or from the Swingline Lender in the case of Swingline Loans, on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.13(b) shall be considered part of the related Borrowing of Eurodollar Loans.
     “Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York or Denver, Colorado, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the interbank Eurodollar market.
     “Capital Expenditures” means, with respect to any Person, all capital expenditures by such Person, as the same are (or would in accordance with GAAP be) set forth in the consolidated statement of cash flows of the Companies, exclusive of (A) expenditures made in connection with the acquisition of assets in any Permitted Acquisition, and (B) expenditures made in connection with the replacement or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or (ii) with proceeds from the sale or other disposition of an asset which is replaced within 180 days from such sale or other disposition with another asset performing the same or a similar function.
     “Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
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     “Cash Equivalents” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) marketable direct obligations issued by the District of Columbia or any state of the United States or any political subdivision of the District of Columbia or any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured Debt Rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, (vii) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any bank incorporated under the laws of the United States of America or any State thereof and having on the date of such investment combined capital, surplus and undivided profits of at least two hundred fifty million dollars, or total assets of at least five billion dollars, in each case due within one year after the date of the making of the investment, and (viii) in the case of any Foreign Subsidiary, (A) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized or is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) having maturities of not more than one year from the date of acquisition or (B) obligations of the type and maturity described in clauses (iii), (iv) or (v) above of foreign obligors, which obligations or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.
     “Change of Control” means (i) any Person or “group” (within the meaning of Sections 13(d) and 14(d) under the Securities Exchange Act), other than a Permitted Holder, shall (A) have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Borrower’s capital stock or (B) obtained the power (whether or not exercised) to elect a majority of the
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Borrower’s directors or (ii) the Board of Directors of the Borrower shall cease to consist of a majority of the directors of the Borrower on the Closing Date and each other director if such director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the directors of the Borrower on the Closing Date.
     “Change of Law” has the meaning given in Section 11.1(f)(i).
     “Closing Date” means the date all conditions set forth in Article VI are satisfied.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means all personal property with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including all Pledge Agreement Collateral, all Security Agreement Collateral and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.2 or 11.2(d).
     “Collateral Agent” means the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.
     “Commitment” means the obligation of a Lender (if any) to make Loans under Sections 2.1, 2.2 or 2.4, to issue Letters of Credit under Section 3.1 or to purchase participations under Section 3.4.
     “Commitment Fee” has the meaning given in Section 4.1(a).
     “Commitment Fee Rate” has the meaning given in the definition of “Applicable Margin”.
     “Company” means the Borrower or any Subsidiary of the Borrower, and “Companies” means the Borrower and all of its Subsidiaries.
     “Consolidated Capital Expenditures” means, for any period, all Capital Expenditures of the Companies on a consolidated basis for such period.
     “Consolidated EBITDA” means, for any period, an amount equal to the sum of (without duplication):
(i)	(A) the net income of the Companies on a consolidated basis, determined in accordance with GAAP (“Consolidated Net Income”), excluding
(B) non-operating gains and losses, and
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(C) non-cash charges comprising (1) impairment of assets, (2) cumulative effects of changes in accounting principles (all of which are to be in accordance with GAAP), or (3) any non-cash stock compensation, plus
(ii)	(A) Consolidated Interest Expense, plus
(B) tax expense, plus

(C) depreciation and amortization expense, plus

(D) transaction expenses incurred in connection with the closing of this Agreement and any Permitted Acquisition that are not capitalized, plus

(E) other extraordinary and non-recurring items approved by the Administrative Agent, plus

(F) unamortized fees related to the Borrower’s indebtedness to be satisfied from the initial Loans made under this Agreement, plus
(iii)	Acquired EBITDA.
     “Consolidated Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) Consolidated EBITDA for the Test Period then most recently ended less Consolidated Capital Expenditures for such Test Period to (b) Consolidated Fixed Charges for such Test Period.
     “Consolidated Fixed Charges” means, for any period, the sum of the following (without duplication): (i) Consolidated Interest Expense paid or required to be paid in cash for such period; (ii) income and franchise taxes paid or required to be paid in cash by the Companies on a consolidated basis during such period; (iii) all scheduled payments of principal made or required to be made with respect to all Indebtedness (including the principal portion of Capitalized Leases Obligations) of the Companies on a consolidated basis during such period; and (iv) all Restricted Payments made or required to be made by the Companies on a consolidated basis during such period.
     “Consolidated Indebtedness” means, at any time, the principal amount of all Indebtedness of the Companies at such time; provided, that the amount of Indebtedness in respect of Interest Rate Protection Agreements and Other Hedging Agreements at any time, shall be the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.
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     “Consolidated Interest Expense” means, for any period, the total consolidated interest expense of the Companies for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of the Companies representing the interest factor for such period; provided that the amortization of deferred financing, legal and accounting costs with respect to this Agreement shall be excluded from Consolidated Interest Expense to the extent same would otherwise have been included therein.
     “Consolidated Net Income” has the meaning given in the definition of “Consolidated EBITDA.”
     “Consolidated Net Worth” means, at any time, for the Borrower and its Subsidiaries, on a consolidated basis, shareholders’ equity at such time.
     “Consolidated Total Leverage Ratio” means, at any time, the ratio of Consolidated Indebtedness at such time to Consolidated EBITDA for the Test Period then most recently ended.
     “Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of the other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     “Control Agreement” means a “Control Agreement” as defined in the Security Agreement.
     “Credit Documents” means this Agreement, the Disclosure Letter and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Subsidiaries Guaranty and each Security Document.
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     “Credit Event” means the making of any Loan or the issuance of any Letter of Credit.
     “Debt Rating” means a rating assigned by S&P or Moody’s to any debt of a Obligor.
     “Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.
     “Disclosure Letter” means the Disclosure Letter of even date herewith delivered by the Borrower to the Administrative Agent and the Lenders, a copy of which is attached as Schedule I.
     “Dividend” means, with respect to any Person, that such Person has declared or paid a dividend or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common stock of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership or membership interests of such Person outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
     “Documentation Agent” has the meaning given in the Recitals hereto.
     “Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
     “Domestic Subsidiary” means each Subsidiary of the Borrower that is incorporated under the laws of the United States or any State thereof.
     “Drawing” has the meaning given in Section 3.5(b).
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     “Eligible Transferee” means and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries.
     “Employee Benefit Plans” has the meaning given in Section 6.6(a).
     “Employment Agreements” has the meaning given in Section 6.6(c).
     “End Date” means, for any Margin Reduction Period, the last day of such Margin Reduction Period.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.
     “Environmental Law” means any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; and any state and local or foreign counterparts or equivalents.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.
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     “Eurodollar Loan” means each Loan (other than any Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
     “Eurodollar Base Rate” means, for any Borrowing of Eurodollar Loans, an interest rate per annum appearing on Bloomberg British Bankers Association LIBOR Rates Page (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of the applicable Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean the rate per annum appearing on such other comparable page as may, in the opinion of the Administrative Agent, replace Bloomberg British Bankers Association LIBOR Rates Page for the purpose of displaying such rate).
     “Eurodollar Rate” means the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) and determined pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate	+ Applicable Margin

100% - Eurodollar Reserve Percentage
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage. The determination of the Eurodollar Reserve Percentage and the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.
     “Event of Default” has the meaning given in Section 11.1.
     “Facility Amount” means for any Lender as applicable, its Revolving Facility Amount or Term Facility Amount.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
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     “Fees” means all amounts payable pursuant to or referred to in Section 4.1.
     “Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
     “Foreign Subsidiary” means each Subsidiary of the Borrower which is not a Domestic Subsidiary.
     “Fronting Fee” has the meaning given in Section 4.1(c).
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board of such other principles as may be approved by a significant segment of the accounting professions, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the Release of which is prohibited, limited or regulated by any governmental authority.
     “Inactive Subsidiary” means each of Direct Magi Inc., DBA FL Inc., American Business Lists, Inc., American Business Travels, Inc. and Financial Communications Network, Inc.
     “Indebtedness” means, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar
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obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.
     “Intercompany Loan” means each intercompany loan or advance between or among the Borrower and its Subsidiaries or between or among Subsidiaries of the Borrower.
     “Intercompany Note” means a promissory note, in the form of Exhibit J or in such other form as is reasonably acceptable to the Administrative Agent, evidencing Intercompany Loans.
     “Interest Determination Date” means, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.
     “Interest Period” has the meaning given in Section 2.12.
     “Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
     “Investments” has the meaning given in Section 10.5.
     “Issuing Lender” means Wells Fargo.
     “L/C Supportable Obligations” means (i) obligations of the Borrower or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement.
infoUSA Credit Agreement

     “Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
     “Lender” means each financial institution executing this Agreement as a lender, as well as any Person that becomes a “Lender” hereunder pursuant to Sections 2.16 or 13.5(b).
     “Lender Default” means (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 3.4(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Sections 2.1, 2.2 or 2.4(d) or Article III.
     “Letter of Credit” shall have the meaning provided in Section 3.1(b).
     “Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
     “Letter of Credit Outstandings” means, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.
     “Letter of Credit Request” shall have the meaning provided in Section 3.3(a).
     “Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
     “Loan” means the Term Loans, each Revolving Loan and each Swingline Loan.
     “Mandatory Borrowing” shall have the meaning provided in Section 2.4(d).
     “Mandatory Prepayment” shall have the meaning provided in Section 5.4.
     “Margin Reduction Period” means each period, the first of which shall commence on the date after the Closing Date on which an officer’s certificate is delivered pursuant to Section 9.1(f) and ending on the date of actual delivery of the next officer’s certificate pursuant to Section 9.1(f) or the latest date by which such next officer’s certificate is required to be so delivered.
     “Margin Stock” shall have the meaning provided in Regulation U.
infoUSA Credit Agreement

     “Material Adverse Effect” means (i) a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or of the Companies taken as a whole, or (ii) a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or on the ability of any Obligor to perform its obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.
     “Maturity Date” means the Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.
     “Maximum Swingline Amount” means $5,000,000.
     “Minimum Borrowing Amount” means (i) for Eurodollar Loans, $3,000,000, (ii) for Base Rate Loans other than Swingline Loans, $500,000 and (iii) for Swingline Loans, $100,000.
     “Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
     “Net Debt Proceeds” means, with respect to any incurrence of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.
     “Net Equity Proceeds” means, with respect to each issuance or sale of any equity by any Person or any capital contribution to such Person, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by such Person from the respective sale or issuance of its equity or from the respective capital contribution. The term “Net Equity Proceeds” also shall include the amount of Net Debt Proceeds received by the Borrower from the issuance or incurrence of Indebtedness for borrowed money under Section 10.4(k) which is convertible into shares of the Borrower’s capital stock, although such Net Equity Proceeds shall not be considered to be received by the Borrower until such conversion occurs.
     “Net Recovery Event Proceeds” means, with respect to any Recovery Event, the cash proceeds (net of reasonable costs and taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.
     “Net Sale Proceeds” means, for any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of the reasonable costs of such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold and required payments of
infoUSA Credit Agreement

any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold), and the incremental taxes paid or payable as a result of such Asset Sale.
     “Non-Defaulting Lender” and “Non-Defaulting Revolving Lender” means and include each Lender or Revolving Lender, as the case may be, other than a Defaulting Lender.
     “Note” means each Term Note, each Revolving Note and the Swingline Note.
     “Notice of Borrowing” shall have the meaning provided in Section 2.6(a).
     “Notice of Conversion” shall have the meaning provided in Section 2.9.
     “Notice Office” means the office of the Administrative Agent located at 1740 Broadway, MAC C7300-035, Denver, Colorado 80209, Attn: Irene Weigel, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
     “Obligations” means all amounts owing to the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.
     “Obligor” means the Borrower and each Subsidiary Guarantor and “Obligors” means all of them.
     “Old Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 4, 2004, by and among the Borrower, various financial institutions and the Administrative Agent, as amended to date.
     “Operating Leases” means all leases for real or personal property that are not Capitalized Lease Obligations.
     “Other Hedging Agreement” means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.
     “Participant” shall have the meaning provided in Section 3.4(a).
     “Payment Office” means the office of the Administrative Agent located at 1740 Broadway, MAC C7300-035, Denver, Colorado 80209, Attn: Irene Weigel, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
infoUSA Credit Agreement

     “Permitted Acquisition” means the acquisition by the Borrower or a Wholly-Owned Subsidiary thereof of assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or of 100% of the capital stock of any such Person (including by way of merger), which Person shall, as a result of such stock acquisition, become a Wholly-Owned Subsidiary of the Borrower (or shall be merged with and into a Wholly-Owned Subsidiary of the Borrower) (such assets or Person are referred to as an “Acquired Entity or Business”), provided that (in each case):
     (A) the consideration paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 10.4, the issuance of common stock of the Borrower or Qualified Preferred Stock of the Borrower to the extent no Default or Event of Default exists pursuant to Section 11.1(j) or would result therefrom and the assumption/ acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 10.4;
     (B) in the case of the acquisition of 100% of the capital stock of any Person (including by way of merger), such Person shall own no capital stock of any other Person (other than de minimis amounts) unless either (x) such Person owns 100% of the capital stock of such other Person or (y) (1) such Person and/or its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such Person and its Subsidiaries and (2) any non-Wholly Owned Subsidiary of such Person was non-Wholly Owned prior to the date of such Permitted Acquisition of such Person;
     (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.13; and
     (D) all applicable requirements of Sections 9.15, 10.2 and 10.14 applicable to Permitted Acquisitions are satisfied.
Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.
     “Permitted Holders” means Vinod Gupta and his spouse, their lineal descendants and adopted children and spouses of their lineal descendants and adopted children, any foundation controlled by any of the foregoing persons, any trusts for the benefit of any of the foregoing persons and any Affiliates of the foregoing persons.
     “Permitted Indebtedness” has the meaning given in Section 10.4.
infoUSA Credit Agreement

     “Permitted Liens” shall have the meaning provided in Section 10.1.
     “Person” means any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the six year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan, except any such plan where the participants are paid solely from the general assets of, and are general unsecured creditors with respect to, the Borrower, Subsidiary of the Borrower or an ERISA Affiliate.
     “Pledge Agreement” means the Amended and Restated Pledge Agreement dated as of the date hereof by the Obligors in favor of the Collateral Agent.
     “Pledge Agreement Collateral” means all “Collateral” as defined in the Pledge Agreement.
     “Projections” means the projections prepared by the Borrower as set forth in that certain infoUSA, $275,000,000 Senior Secured Credit Facilities Confidential Information Memorandum, January 2006, relating to the financing hereunder.
     “Qualified Preferred Stock” means any preferred stock of the Borrower so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision, except upon the occurrence of a change of control so long as the terms thereof do not require any such redemption or other action unless (and until) all Obligations have been paid in full and all Commitments and Letters of Credit have been terminated or the requisite consents under this Agreement have been obtained to permit such redemption or other action, (ii) do not require the cash payment of dividends to the extent that the payment thereof would not be permitted at such time pursuant to this Agreement, (iii) do not contain any operating or financial maintenance covenants, (iv) do not grant the holders thereof any voting rights (prior to the conversion into common stock of the Borrower, if applicable) except for (A) voting rights required to be granted to such holders under applicable law and (B) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower, and (v) are otherwise reasonably satisfactory to the Administrative Agent.
     “Quarterly Payment Date” means the last Business Day of each December, March, June and September commencing on March 31, 2006.
infoUSA Credit Agreement

     “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.
     “Real Property” of any Person means all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
     “Recovery Event” means the receipt by any Company of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of any Company and (ii) under any policy of insurance required to be maintained under Section 9.3.
     “Register” shall have the meaning provided in Section 13.16.
     “Regulation D”, “Regulation T”, “Regulation U” or “Regulation X”, as the case may be, means Regulation D, T, U or X, as the case may be, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
     “Release” means the disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.
     “Replaced Lender” shall have the meaning provided in Section 2.16.
     “Replacement Lender” shall have the meaning provided in Section 2.16.
     “Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 and as to which an advance notice to the PBGC of the event is not required under Section 4043 of ERISA.
     “Required Lenders” means two or more Non-Defaulting Lenders the sum of whose outstanding Term Facility Amounts and Revolving Facility Amounts (or after the termination of the applicable Commitment, outstanding Revolving Loans and Revolving Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) represent more than 50% of the sum of (i) Total Term Facility Amount less the Term Facility Amount of all Defaulting Lenders and (ii) the Total Revolving Facility Amount less the Revolving Facility Amount of all Defaulting Lenders (or after the termination of the Revolving Lenders’ Commitments, the sum of the then aggregate principal amount of all outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Revolving Percentages of all Non-Defaulting Lenders of the total (x) aggregate principal amount of outstanding Swingline Loans and (y) Letter of Credit Outstandings at such time).
infoUSA Credit Agreement

     “Restricted Payments” means in respect of a period, (i) any and all Dividends authorized, declared or paid with respect to any Company pursuant to Sections 10.3(c), (d), (e) and (f), and (ii) any and all payments (“earnout payments”) required to be made by the Borrower or any Subsidiary which are based on the earnings or revenues relating to any Permitted Acquisitions.
     “Revolving Facility Amount” means for each Lender, the amount shown on the Register as such, as (a) reduced from time to time pursuant to Sections 4.3 and/or 11.2, (b) increased pursuant to section 2.3 or (c) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.16 or 13.5(b).
     “Revolving Lender” means each Lender having a Revolving Facility Amount greater than zero or holding Revolving Loans.
     “Revolving Loan” shall have the meaning provided in Section 2.2.
     “Revolving Loan Maturity Date” means February ___, 2011.
     “Revolving Note” shall have the meaning provided in Section 2.8(a).
     “Revolving Percentage” of any Revolving Lender at any time means a fraction (expressed as a percentage) the numerator of which is the Revolving Facility Amount of such Revolving Lender at such time and the denominator of which is the Total Revolving Facility Amount at such time, provided that if the Revolving Percentage of any Revolving Lender is to be determined after all Commitments have been terminated, then the Revolving Percentages of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
     “SEC” shall have the meaning provided in Section 9.1(h).
     “Section 5.7(b)(ii) Certificate” shall have the meaning provided in Section 5.7(b)(ii).
     “Secured Creditors” shall have the meaning assigned that term in the Security Documents.
     “Securities Act” means the Securities Act of 1933.
     “Securities Exchange Act” means the Securities Exchange Act of 1934.
     “Security Agreement” means that certain Amended and Restated Security Agreement by the Obligors in favor of the Collateral Agent dated as of the date hereof.
infoUSA Credit Agreement

     “Security Agreement Collateral” means all “Collateral” as defined in the Security Agreement.
     “Security Document” means and include each of the Security Agreement, the Pledge Agreement and, after the execution and delivery thereof, each Additional Security Document.
     “Shareholders’ Agreements” shall have the meaning provided in Section 6.6(b).
     “Start Date” means, with respect to any Margin Reduction Period, the first day of such Margin Reduction Period.
     “Stated Amount” of each Letter of Credit means, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).
     “Subsidiaries Guaranty” means the Amended and Restated Subsidiaries Guaranty dated as of the date hereof by the Subsidiary Guarantors in favor of the Administrative Agent.
     “Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.
     “Subsidiary Guarantor” means each Domestic Subsidiary of the Borrower (other than an Inactive Subsidiary) and, to the extent required by Section 9.13, each Foreign Subsidiary of the Borrower.
     “Swingline Expiry Date” means that date which is five Business Days prior to the Revolving Loan Maturity Date.
     “Swingline Lender” means Wells Fargo.
     “Swingline Loan” shall have the meaning provided in Section 2.4(b).
     “Swingline Note” shall have the meaning provided in Section 2.8(a).
     “Syndication Agents” has the meaning given in the Recitals hereto.
     “Taxes” shall have the meaning provided in Section 5.7(a).
infoUSA Credit Agreement

     “Term Facility Amount” means for each Lender, the amount shown on the Register as such, as adjusted pursuant to Section 4.3 and/or terminated pursuant to Section 11.2, or adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 2.16 and/or 13.5(b).
     “Term Lender” means each Lender having a Term Facility Amount greater than zero or holding a Term Loan.
     “Term Loan” shall have the meaning provided in Section 2.1.
     “Term Loan Maturity Date” means February ___, 2012.
     “Term Loan Scheduled Repayment” shall have the meaning provided in Section 5.3(a).
     “Term Note” shall have the meaning provided in Section 2.8(a).
     “Test Date” means, with respect to any Start Date, the last day of the most recent fiscal quarter of the Borrower ended immediately prior to such Start Date.
     “Test Period” means each period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period).
     “Total Facility Amount” means, at any time, the sum of the Facility Amounts of each of the Lenders.
     “Total Revolving Facility Amount” means, at any time, the sum of the Revolving Facility Amounts, which shall not exceed $175,000,000 before any increase under Section 2.3.
     “Total Term Facility Amount” means, at any time, the sum of the Term Facility Amounts which, shall not exceed $100,000,000.
     “Total Unutilized Revolving Facility Amount” means, at any time, an amount equal to the remainder of (x) the Total Revolving Facility Amount then in effect less (y) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding plus the then aggregate amount of all Letter of Credit Outstandings.
     “Tranche” means the facility and commitments utilized in making Loans hereunder, with there being three separate Tranches, i.e., Term Loans, Revolving Loans, and Swingline Loans.
     “Type” means the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.
infoUSA Credit Agreement

     “UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
     “Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contribution).
     “United States” and “U.S.” shall each mean the United States of America.
     “Unpaid Drawing” shall have the meaning provided for in Section 3.5(a).
     “Unutilized Revolving Facility Amount” means, with respect to any Lender at any time, such Lender’s Revolving Facility Amount at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s Revolving Percentage of the Letter of Credit Outstandings at such time.
     “Wells Fargo” means Wells Fargo Bank, National Association, in its separate capacity as a Lender.
     “Wholly-Owned Domestic Subsidiary” means each Domestic Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.
     “Wholly-Owned Foreign Subsidiary” means each Foreign Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.
     “Wholly-Owned Subsidiary” means, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.
            Section 1.2 Times; Other Definitional Terms; Rules of Interpretation. All references to times of day in this Agreement shall be references to Denver, Colorado time unless otherwise specifically provided. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and
infoUSA Credit Agreement

“including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Credit Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Credit Documents), except where otherwise explicitly provided, any reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.
ARTICLE II
AMOUNT AND TERMS OF CREDIT
            Section 2.1 The Term Credit Facility.
     (a) Existing Term Loans. The lenders party to the Old Credit Agreement made several term loans to the Borrower under the Old Credit Agreement (the “Existing Term Loans”), the outstanding principal balance of which as of the close of business on February 13, 2006, was $121,050,000, with interest paid through January 31, 2006. The Existing Term Loans shall be refinanced with proceeds of the Term Loans.
     (b) Term Loans. Subject to and upon the terms and conditions set forth herein, each Term Lender severally agrees to make an advance (each a “Term Loan”, and collectively, the “Term Loans”) to the Borrower, which Term Loans:
     (i) shall be incurred on the Closing Date,
     (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 2.13(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type, and for fourteen days after the Closing Date must be incurred and maintained as Base Rate Loans, and
     (iii) once repaid, may not be reborrowed.
            Section 2.2 Revolving Credit Facility.
     (a) Existing Revolving Loans. The lenders party to the Old Credit Agreement have made several revolving loans to the Borrower under the Old Credit Agreement (the “Existing Revolving Loans”), the outstanding principal balance of
infoUSA Credit Agreement

which as of the close of business on February 13, 2006, was $0, with interest paid through January 31, 2006. From and after the Closing Date, the Existing Revolving Loans shall be deemed to be Revolving Loans.
     (b) Revolving Loans. Subject to and upon the terms and conditions set forth herein, each Revolving Lender severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans:
     (i) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 2.13(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type,
     (ii) may be repaid and reborrowed in accordance with the provisions hereof,
     (iii) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (A) such Lender’s Revolving Percentage and (B) the sum of (1) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (2) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Facility Amount of such Lender at such time, and
     (iv) shall not exceed for all such Lenders at any time outstanding that aggregate principal amount which, when added to the sum of (A) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (B) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Total Revolving Facility Amount at such time.
        Section 2.3 Optional Increases of Total Revolving Facility Amount.
     (a) Request to Increase. Following the Closing Date, and provided no Event of Default has occurred and is continuing, the Borrower may from time to time through the third anniversary of the Closing Date, propose to increase the Total Revolving Facility Amount in accordance with this Section. The aggregate principal amount of the increases to the Total Revolving Facility Amount made pursuant to this Section (the amount of any such increase, the “Increased Facility Amount”), shall not
infoUSA Credit Agreement

exceed $75,000,000 and each increase shall be at least $25,000,000. The Borrower shall provide notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders) of any requested Increased Facility Amount. Each Revolving Lender shall have the right (but not the obligation), for a period of 30 days following receipt of such notice, to elect by notice to the Borrower and the Administrative Agent to subscribe to participate in the Increased Facility Amount to the extent of its Revolving Percentage. Lenders that fail to respond to such a notice shall be deemed to have elected not to increase their Revolving Percentages.
     (b) Allocation of Unsubscribed Amounts. If any Revolving Lender elects not to increase its Facility Amount pursuant to Section 2.3(a), the Administrative Agent may place such unsubscribed amount with one or more other financial institutions that qualify as Eligible Transferees and which may (but need not) be existing Lenders. The sum of the portion of the Increased Facility Amount subscribed under Section 2.3(a) and the amount placed pursuant to the preceding sentence shall not exceed the Increased Facility Amount.
     (c) Conditions Precedent. Any increase in the Total Revolving Facility Amount under this Section 2.3 shall become effective upon the receipt by the Administrative Agent of:
     (i) an amendment to this Agreement, duly signed by the Borrower, the Administrative Agent and each Revolving Lender whose Revolving Facility Amount will be increased and each other Lender or Eligible Transferee who has subscribed to provide a portion of the Increased Facility Amount, modifying the definition of “Total Revolving Facility Amount”, setting forth any other agreements of the Borrower, the Administrative Agent and such Lenders with respect to pricing affecting the Increased Facility Amount, and setting forth the agreement of each Eligible Transferee to become a party to this Agreement and to be bound by all the terms and provisions hereof;
     (ii) amendments to any other Loan Documents reasonably requested by the Administrative Agent in relation to the Increased Facility Amount, which amendments the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders;
     (iii) Revolving Notes, duly executed by the Borrower, as any Revolving Lender or Eligible Transferee may require;
     (iv) evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Facility Amount and the execution and delivery of the documents described in this Subsection 2.3(c);
     (v) such opinions of counsel for the Borrower and other assurances as the Administrative Agent may reasonably request; and
infoUSA Credit Agreement

     (vi) reimbursement of the Administrative Agent’s out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred in connection therewith.
     Section 2.4 Swingline Credit Facility.
     (a) Existing Swingline Loans. The Swingline Lender has made loans to the Borrower under the Old Credit Agreement (the “Existing Swingline Loans”), the outstanding principal balance of which as of the close of business on February 13, 2006, was $0, with interest paid through January 31, 2006. From and after the Closing Date, the Existing Swingline Loans shall be deemed to be Swingline Loans.
     (b) Swingline Loans. Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans:
     (i) shall be made and maintained as Base Rate Loans,
     (ii) may be repaid and reborrowed in accordance with the provisions hereof,
     (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, the Total Revolving Facility Amount at such time, and
     (iv) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.
     (c) When Swingline Lender Not Obligated. Notwithstanding anything to the contrary contained in this Section 2.4, (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Lenders’ Revolving Percentage of the outstanding Swingline Loans and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.
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     (d) Refunding of Swingline Loans. On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.1(e) or upon the exercise of any of the remedies provided in Section 11.2), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Lenders pro rata based on each such Revolving Lender’s Revolving Percentage (determined before giving effect to any termination of the Revolving Lenders’ Commitments pursuant to Section 11.2) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding:
     (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder,
     (ii) whether any conditions specified in Article VII are then satisfied,
     (iii) whether a Default or an Event of Default then exists,
     (iv) the date of such Mandatory Borrowing, and
     (v) the amount of the Total Revolving Facility Amount at such time.
     (e) Revolving Lenders’ Obligation to Purchase Participations. If any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Revolving Lender shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Revolving Lenders to share in such Swingline Loans ratably based upon their respective Revolving Percentages (determined before giving effect to any termination of the Revolving Lenders’ Commitments pursuant to Section 11.2), provided that (i) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (ii) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased
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for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.
            Section 2.5 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans in the aggregate.
            Section 2.6 Notice of Borrowing.
     (a) Eurodollar Loans and Base Rate Loans. Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days prior notice of each Eurodollar Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 10:00 A.M. on such day. Each such notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.13, shall be irrevocable and shall be given by the Borrower in writing, by telephone or by other means acceptable to the Administrative Agent, promptly confirmed in writing, in the form of Exhibit A, appropriately completed to specify the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, the date of such Borrowing (which shall be a Business Day), whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans or Revolving Loans and whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
     (b) Swingline Loans.
     (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 12:00 Noon on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each
infoUSA Credit Agreement

case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.
     (ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.4(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.4(d).
     (c) Telephonic Notice. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Borrower, or from any other authorized officer of the Borrower designated in writing by the Borrower to the Administrative Agent as being authorized to give such notices, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.
            Section 2.7 Disbursement of Funds.
     (a) Time of Disbursement by Lenders to Administrative Agent. No later than 11:00 A.M. on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 2:00 P.M. on the date specified pursuant to Section 2.6(b)(i) or (y) in the case of Mandatory Borrowings, no later than 12:00 Noon on the date specified in Section 2.4(d)), each Lender with a Commitment of the applicable Tranche will make available its pro rata portion (determined in accordance with Section 2.10) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders.
     (b) Assumptions regarding Funding by Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.
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     (c) Remedies if Lender does not Fund. If a Lender fails to make available to the Administrative Agent any amount it is required to fund, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.11. Nothing in this Section 2.7 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.
            Section 2.8 Notes.
     (a) Promissory Notes Optional. The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.16 and shall, if requested by such Lender, also be evidenced (i) if Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each a “Term Note” and, collectively, the “Term Notes”), (ii) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit C, with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes”) and (iii) if Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit D, with blanks appropriately completed in conformity herewith (the “Swingline Note”).
     (b) Term Notes. The Term Note issued to any Term Lender shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Closing Date (or, if issued after the Closing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the outstanding principal amount of the Term Loan of such Lender and be payable in the outstanding principal amount of such Term Loan, (iv) mature on the Term Loan Maturity Date,
infoUSA Credit Agreement

(v) bear interest as provided in Section 2.11 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.1, and mandatory repayment as provided in Section 5.2, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
     (c) Revolving Notes. The Revolving Note issued to any Revolving Lender shall (i) be executed by the Borrower, (ii) be payable to such Revolving Lender or its registered assigns and be dated the Closing Date (or, if issued after the Closing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Facility Amount of such Revolving Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Revolving Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in Section 2.11 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.1, and mandatory repayment as provided in Section 5.2, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
     (d) Swingline Note. The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Closing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section 2.11 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.1, and mandatory repayment as provided in Section 5.2, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.
     (e) Records of Amounts of Loans. Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.
            Section 2.9 Conversions.
     (a) Option to Convert. The Borrower shall have the option to convert on any Business Day all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.9) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that,
infoUSA Credit Agreement

     (i) except as otherwise provided in Section 2.13(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto,
     (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, and
     (iii) no conversion pursuant to this Section 2.9 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.5.
     (b) Notice of Conversion. Each such conversion shall be effected by the Borrower giving the Administrative Agent, at the Notice Office prior to 10:00 A.M. at least three Business Days prior notice (each a “Notice of Conversion”) specifying the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.
            Section 2.10 Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans shall be incurred from the Lenders pro rata on the basis of their Term Loan Facility Amounts or Revolving Facility Amounts, as the case may be. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
            Section 2.11 Interest.
     (a) Base Rate. The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.9 or 2.12, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate each as in effect from time to time.
     (b) Eurodollar Rate. The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.9, 2.12 or 2.13, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.
infoUSA Credit Agreement

     (c) Default Rate. While an Event of Default exists, the rate otherwise applicable to any Loan shall bear interest at a rate per annum equal to two percent (2%) per annum in excess of the rate otherwise in effect to such Loan, and all other overdue amounts payable hereunder or under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans maintained as Base Rate Loans from time to time. Interest which accrues under this Section 2.11(c) shall be payable on demand.
     (d) When Interest Due and Payable. Except as set forth in subsection (c), accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand; provided, however, that in the case of Base Rate Loans, interest shall not be payable pursuant to preceding clause (iii) at the time of any repayment or prepayment thereof (but shall otherwise be payable as provided in preceding clause (i)) unless the respective repayment or prepayment is made either in conjunction with a permanent reduction of the Total Revolving Facility Amount or with a repayment or prepayment in full of all outstanding Loans of the respective Tranche.
     (e) Determination of Eurodollar Rate. Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
            Section 2.12 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 10:00 A.M. on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period, provided that (in each case):
     (a) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;
     (b) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
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     (c) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
     (d) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
     (e) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence;
     (f) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and
     (g) no Interest Period in respect of any Term Loan shall be selected which extends beyond any date upon which a mandatory repayment of the Term Loans will be required to be made under Section 5.2(a), if the aggregate principal amount of Term Loans having Interest Periods expiring after such date will be in excess of the aggregate principal amount of the Term Loans then outstanding less the aggregate amount of such required repayment.
If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.
            Section 2.13 Increased Costs, Illegality, etc.
     (a) Determination of Changed Circumstances. If any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):
     (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or
infoUSA Credit Agreement

     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (A) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (1) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (2) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (B) other circumstances arising since the date of this Agreement affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or
     (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (C) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall, subject to Section 2.17, pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written
infoUSA Credit Agreement

notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.13(b) as promptly as possible and, in any event, within the time period required by law.
     (b) Consequences of Changed Circumstances. At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.13(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.13(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.13(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.13(b).
     (c) Rule Change Concerning Capital Adequacy. If any Lender determines that after the date of this Agreement the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower shall, subject to Section 2.17, pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.13(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.13(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.
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            Section 2.14 Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain or be deemed to have sustained: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.13(a)); (ii) if any repayment (including any repayment made pursuant to Section 5.1, Section 5.2 or as a result of an acceleration of the Loans pursuant to Section 11.2) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a consequence of (A) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (B) any election made pursuant to Section 2.13(b).
            Section 2.15 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.13(a)(ii) or (iii), Section 2.13(c), Section 3.6 or Section 5.7 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.15 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.13, 2.9 and 5.7.
            Section 2.16 Replacement of Lenders.
     (a) Cause for Replacement; Payout. If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, or if, upon the occurrence of an event giving rise to the operation of Section 2.13(a)(ii) or (iii), Section 2.13(c), Section 3.6 or Section 5.7 with respect to any Lender, such Lender charges to the Borrower increased costs in excess of those being generally charged by the other Lenders, the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent, provided that:
     (i) at the time of any replacement pursuant to this Section 2.16, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.5(b) (and with all fees payable pursuant to said Section 13.5(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments, Facility Amounts and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to:
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     (A) the Replaced Lender in respect thereof an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (2) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (3) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.1,
     (B) the Issuing Lender an amount equal to such Replaced Lender’s Revolving Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to the Issuing Lender, and
     (C) the Swingline Lender an amount equal to such Replaced Lender’s Revolving Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender, and
     (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.
     (b) Replacement Lender Becomes Lender. Upon the execution of the applicable Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a)(i) and (a)(ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including Sections 2.13, 2.14, 3.6, 5.7, 12.6 and 13.2), which shall survive as to such Replaced Lender.
            Section 2.17 Limitation on Additional Amounts. Notwithstanding anything to the contrary contained in Section 2.13 or 3.6, unless a Lender gives notice to the Borrower that the Borrower is obligated to pay any amount under Section 2.13 or 3.6 within 180 days after the later of (x) the date such Lender incurs the respective increased costs or reduction in the rate of return or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs or reduction in the rate of return, such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to Section 2.13 or 3.6 to the extent the respective increased costs or reduction in the rate of return are incurred or suffered on or after the date which occurs 180 days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to Section 2.13 or 3.6. This Section 2.17 shall have no applicability to any Section of this Agreement other than Sections 2.13 and 3.6.
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ARTICLE III
LETTERS OF CREDIT
            Section 3.1 Letters of Credit.
     (a) No Existing Letters of Credit. Under the Old Credit Agreement, the Issuing Lender issued no letters of credit for the benefit of the Companies that remain outstanding as of the date hereof.
     (b) Requests for Letters of Credit. Subject to and upon the terms and conditions set forth herein, the Borrower may request that the Issuing Lender issue, at any time and from time to time on and after the Closing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations of the Borrower or any of its Subsidiaries, an irrevocable standby letter of credit, in a form customarily used by the Issuing Lender or in such other form as has been approved by the Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by the Issuing Lender or in such other form as has been approved by the Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.
     (c) Commitment To Issue Letters of Credit. Subject to and upon the terms and conditions set forth herein, the Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that the Issuing Lender shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:
     (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect with respect to the Issuing
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Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to the Issuing Lender as of the date hereof and which the Issuing Lender reasonably and in good faith deems material to it; or
     (ii) the Issuing Lender shall have received from the Borrower or the Required Lenders prior to the issuance of such Letter of Credit, notice of the type described in the second sentence of Section 3.3(b).
            Section 3.2 Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement,
     (a) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, such Letter of Credit) at such time would exceed either (i) $10,000,000 or (ii) when added to the sum of (A) the aggregate principal amount of all Revolving Loans then outstanding and (B) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Facility Amount at such time, and
     (b) each Letter of Credit shall by its terms terminate on or before the earlier of (i) (A) in the case of standby Letters of Credit, the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the third Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Lender) and (B) in the case of trade Letters of Credit, the date which occurs 180 days after the date of issuance thereof, and (ii) 30 days prior to the Revolving Loan Maturity Date.
            Section 3.3 Letter of Credit Requests; Minimum Stated Amount.
     (a) Letter of Credit Requests. Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the Issuing Lender at least five Business Days (or such shorter period as is acceptable to the Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit E, appropriately completed (each a “Letter of Credit Request”). Further, in conjunction with each Letter of Credit Request, Borrower shall submit an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.
     (b) Issuance of Letters of Credit. The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.2. Unless the Issuing Lender has received notice from the Borrower or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Articles VI or VII are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.2, then the Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with the Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent and each Participant of such issuance, modification or amendment as the case may be. Notwithstanding anything to the contrary contained in this Agreement, if a Lender Default exists, the Issuing Lender shall not be required to issue any Letter of Credit unless the Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ Revolving Percentage of the Letter of Credit Outstandings.
     (c) Minimum Initial Stated Amount. The initial Stated Amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the Issuing Lender.
            Section 3.4 Letter of Credit Participations.
     (a) Sale of Participations. Immediately upon the issuance by the Issuing Lender of any Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Revolving Lender, other than the Issuing Lender (each such Lender, in its capacity under this Section 3.4, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Revolving Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Amounts or Revolving Percentages of the Lenders pursuant to Section 2.16 or 13.5(b), it is hereby agreed that, with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new Revolving Percentages of the assignor and assignee Lender.
     (b) Issuing Lender’s Duties to Other Lenders. In determining whether to pay under any Letter of Credit, the Issuing Lender shall not have an obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Lender under or in connection with any Letter of Credit shall not create for the Issuing Lender any resulting liability to the Borrower, any other Obligor, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
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     (c) Reimbursement by Participants. If the Issuing Lender makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Issuing Lender pursuant to Section 3.5(a), the Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Issuing Lender the amount of such Participant’s Revolving Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 noon on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Issuing Lender in Dollars such Participant’s Revolving Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Revolving Percentage of the amount of such payment available to the Issuing Lender, such Participant agrees to pay to the Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to the Issuing Lender its Revolving Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Issuing Lender its Revolving Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Issuing Lender such other Participant’s Revolving Percentage of any such payment.
     (d) Reimbursement of Participants. Whenever the Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to subsection (c), the Issuing Lender shall pay to each such Participant which has paid its Revolving Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
     (e) Copies of Documents. Upon the request of any Participant, the Issuing Lender shall furnish to such Participant copies of any Letter of Credit and such other documentation as may reasonably be requested by such Participant.
     (f) Participant’s Obligations Irrevocable. The obligations of the Participants to make payments to the Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:
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     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
     (ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
     (v) the occurrence of any Default or Event of Default.
            Section 3.5 Agreement to Repay Letter of Credit Drawings.
     (a) Obligation to Repay Drawings. The Borrower agrees to reimburse the Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by the Issuing Lender under any Letter of Credit (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.1(e) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by the Issuing Lender, to the extent not reimbursed prior to 11:00 A.M. on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 11:00 A.M. on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.1(e), interest shall thereafter accrue on the amounts so paid or disbursed by the Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate in effect from
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time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans plus 2%, with interest to be payable on demand. The Issuing Lender shall give the Borrower prompt notice of each Drawing under any Letter of Credit; provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.
     (b) Obligations Absolute. The obligations of the Borrower under this Section 3.5 to reimburse the Issuing Lender with respect to drawings under Letters of Credit (each a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against the beneficiary or any Lender (including in its capacity as the Issuing Lender or as a Participant), including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse the Issuing Lender for any wrongful payment made by the Issuing Lender under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
               Section 3.6 Increased Costs. If at any time after the date of this Agreement, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by the Issuing Lender or any Participant with any request or directive by the NAIC or by any such authority (whether or not having the force of law), shall either
     (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Issuing Lender or participated in by any Participant, or
     (b) impose on the Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit;
and the result of any of the foregoing is to increase the cost to the Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by the Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits of the Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by the Issuing Lender or any Participant (a copy of which certificate shall be sent by the Issuing
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Lender or such Participant to the Administrative Agent), the Borrower shall, subject to Section 2.17, pay to the Issuing Lender or such Participant such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. The Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.6, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by the Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate the Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.6 shall, absent manifest error, be final and conclusive and binding on the Borrower.
ARTICLE IV
COMMITMENT FEE; FEES; REDUCTIONS OF FACILITY AMOUNTS
               Section 4.1 Fees.
     (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Revolving Lender a commitment fee (the “Commitment Fee”) for the period from and including the Closing Date to but excluding the Revolving Loan Maturity Date (or such earlier date on which the Commitment of the Revolving Lenders has been terminated) computed at a rate per annum for each day equal to the Applicable Margin (i.e., the Commitment Fee Rate as specified in the definition of “Applicable Margin”) on the daily average Unutilized Revolving Facility Amount of such Non-Defaulting Lender. Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Revolving Lender’s Commitment is terminated.
     (b) Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent for distribution to each Revolving Lender (based on each such Revolving Lender’s respective Revolving Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect with respect to Revolving Loans maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Revolving Lenders’ Commitment upon which no Letters of Credit remain outstanding.
     (c) Fronting Fee. The Borrower shall pay to the Issuing Lender, for its own account, a fronting fee in respect of each Letter of Credit (the “Fronting Fee”) for the period from and including the date of issuance of such Letter of Credit to and
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including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the Stated Amount of such Letter of Credit. Fronting Fees shall be due and payable in full upon the issuance of each Letter of Credit and at the extension of the date of termination or expiration of such Letter of Credit.
     (d) Letter of Credit Administrative Fees. The Borrower agrees to pay to the Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which the Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit. In addition the Borrower shall pay directly to the Issuing Lender, for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.
     (e) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.
               Section 4.2 Voluntary Termination of Total Unutilized Revolving Facility Amount. Upon at least one Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Revolving Facility Amount in whole, or reduce it in part, pursuant to this Section 4.2, in an integral multiple of $500,000 in the case of partial reductions to the Total Unutilized Revolving Facility Amount, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Facility Amount of each Revolving Lender.
               Section 4.3 Mandatory Reduction of Facility Amounts.
     (a) Term Facility. The Term Lenders’ Commitment shall terminate on the Closing Date immediately following the making of the Term Loans.
     (b) Revolving Facility. In addition to any other mandatory reductions pursuant to this Section 4.3, the Revolving Lenders’ Commitment shall terminate and all Revolving Loans shall be due and payable on the earlier of (i) the Revolving Loan Maturity Date and (ii) the date the Administrative Agent exercises the remedy in Section 11.2(a).
     (c) Other Reductions of Revolving Facility Amount. In addition to any other mandatory facility amount reductions pursuant to this Section 4.3, on each date after the Closing Date upon which a Mandatory Prepayment is required under Sections 5.4 and 5.5 and the amount thereof exceeds the aggregate principal amount
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of Term Loans then outstanding, the Total Revolving Facility Amount shall be permanently reduced by the amount, if any, by which the amount required to be applied pursuant to said Sections exceeds the aggregate principal amount of Term Loans then outstanding.
     (d) Application of Reductions. Each reduction to the Total Term Facility Amount and the Total Revolving Facility Amount shall be applied to proportionately reduce the applicable Facility Amount of each applicable Lender.
ARTICLE V
PREPAYMENTS; PAYMENTS; TAXES.
               Section 5.1 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:
     (a) the Borrower shall give the Administrative Agent prior to 11:00 A.M. at the Notice Office (i) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (ii) at least three Business Days prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, and which notice the Administrative Agent shall, except in the case of Swingline Loans, promptly transmit to each of the Lenders;
     (b) each partial prepayment pursuant to this Section 5.1 shall be in an aggregate principal amount of at least $3,000,000 for Eurodollar Loans, $500,000 for Base Rate Loans other than Swingline Loans, and $100,000 for Swingline Loans, provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect;
     (c) each prepayment pursuant to this Section 5.1 in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.1, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; and
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     (d) each prepayment of the Term Loans pursuant to this Section 5.1 shall be applied to reduce the then remaining Term Loan Scheduled Repayments, as applicable, in the inverse order of maturity.
               Section 5.2 Mandatory Prepayment of Revolving Facility. On any day on which the sum of (i) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (ii) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (iii) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Facility Amount at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Facility Amount of such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Issuing Lender and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.
               Section 5.3 Term Loan Scheduled Repayment Dates.
     (a) Term Loan Scheduled Repayment. In addition to any other mandatory repayments pursuant to Sections 5.4 and 5.5, on each date set forth below, the Borrower shall be required to repay that principal amount of the Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Sections 5.1, 5.4 and 5.5, a “Term Loan Scheduled Repayment”):

	Term Loan
	Scheduled Repayment Date	Amount
(i)	the last Business Day of the calendar quarter ending March 31, 2006, and the last Business Day of each calendar quarter thereafter to and including the calendar quarter ending December 31, 2011	$250,000

(ii)	on the Term Loan Maturity Date	all remaining principal
               Section 5.4 Mandatory Prepayment of Term Loans. The Borrower shall prepay the Term Loans in accordance with Section 5.5 upon the occurrence of any of the following events on or after the Closing Date (any such payment, a “Mandatory Prepayment”):
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     (a) Equity Issuance. On each date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any capital contribution or any sale or issuance of its equity (other than cash proceeds received (i) from the issuance by the Borrower of shares of its common stock (including as a result of the exercise of any options with regard thereto), or options to purchase shares of its common stock, to officers, directors and employees of the Borrower or any of its Subsidiaries, in an aggregate amount not to exceed $500,000 in any fiscal year of the Borrower, or (ii) from equity contributions to any Subsidiary of the Borrower to the extent made by the Borrower or another Subsidiary of the Borrower), the Borrower shall pay to the Administrative Agent for application to the Term Loans an amount equal to 50% of the Net Equity Proceeds of such capital contribution or sale or issuance of equity
     (b) Debt Issuance. On each date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 10.4), the Borrower shall pay to the Administrative Agent for application to the Term Loans an amount equal to 100% of the applicable Net Debt Proceeds.
     (c) Asset Sales. On each date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Asset Sale, the Borrower shall pay to the Administrative Agent for application to the Term Loans an amount equal to 100% of the Net Sale Proceeds therefrom; provided that:
     (i) with respect to no more than $5,000,000 in the aggregate of cash proceeds from Asset Sales in any fiscal year of the Borrower, the Net Sale Proceeds therefrom shall not be required to be so applied on such date so long as no Default or Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be used to purchase assets used or to be used in the business permitted pursuant to Section 10.13 (including (but only to the extent permitted by Section 10.2), the purchase of the assets or 100% of the capital stock of a Person engaged in such businesses) within 180 days following the date of such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended), and
     (ii) provided further, that if all or any portion of such Net Sale Proceeds not required to be applied to the repayment of outstanding Term Loans are not so reinvested within such 180-day period (or such earlier date, if any, as the Borrower determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as a mandatory repayment of principal of outstanding Term Loans as provided in clause (i) above without regard to the preceding proviso. Notwithstanding the foregoing, Net Sale Proceeds of up to $7,000,000 from the sale of the Borrower’s property consisting of approximately 25.7 acres in two parcels located in Montebello, New York shall not be required to be applied to a mandatory prepayment of Term Loans pursuant to this subsection (c).
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     (d) Recovery Event Proceeds. Within 10 days following each date upon which any Company receives any cash proceeds from any Recovery Event (other than Recovery Events for which the Net Recovery Event Proceeds do not exceed $100,000), the Borrower shall pay to the Agent for application to the Term Loans an amount equal to 100% of such Net Recovery Event Proceeds; provided that:
     (i) so long as no Default or Event of Default then exists, such Net Recovery Event Proceeds shall not be required to be so applied on such date to the extent that the Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such Net Recovery Event Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Recovery Event Proceeds were paid within 180 days following the date of the receipt of such Net Recovery Event Proceeds (which certificate shall set forth the estimates of the Net Recovery Event Proceeds to be so expended);
     (ii) if the amount of such Net Recovery Event Proceeds exceeds $2,500,000, then the entire amount of such Net Recovery Event Proceeds (and not just the portion of such Net Recovery Event Proceeds in excess of $2,500,000) shall be deposited with the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to the Borrower from time to time as needed to pay actual costs incurred by the Companies in connection with the replacement or restoration of the applicable properties or assets (pursuant to such certification requirements as may be reasonably required by the Administrative Agent, including certifications to the effect that (x) no Default or Event of Default then exists and (y) the Companies have actually incurred such costs (which certification shall be accompanied by any paid invoices or invoices required to be paid within 5 Business Days thereafter)), although at any time while an Event of Default exists, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of Obligations hereunder, and
     (iii) if all or any portion of such Net Recovery Event Proceeds not required to be applied to the repayment of outstanding Term Loans pursuant to clause (i) are not so used within 180 days after the date of the receipt of such Net Recovery Event Proceeds (or such earlier date, if any, as the Borrower determines not to reinvest the Net Recovery Event Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as a mandatory repayment of principal of outstanding Term Loans as provided in Section 5.5.
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               Section 5.5 Application of Mandatory Prepayments.
     (a) Pro Rata Application of Mandatory Prepayments. Each Mandatory Prepayment shall be applied pro-rata to reduce the then remaining Term Loan Scheduled Repayments in the inverse order of maturity.
     (b) Applications to Types of Loans. The Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, provided that:
     (i) repayments of Eurodollar Loans may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the applicable Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the applicable Tranche have been paid in full;
     (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; and
     (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.
In the absence of a designation by the Borrower as described in this subsection (b), the Administrative Agent shall, subject to the above, make such designation in its sole discretion.
     (c) Revolving Loans. Upon the payment in full of the Term Loans, 50% of all Net Equity Proceeds, 100% of all Net Debt Proceeds and 100% of all cash proceeds from any Asset Sale (except as provided in Section 5.4(c)), which in each case before repayment of the Term Loans would be required to be applied to the repayment thereof, shall be forthwith applied to the mandatory repayment of the Revolving Loans. Concurrent with such application, the Total Revolving Facility Amount shall be reduced by a like amount.
     (d) Maturity Date; Change of Control. Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, (i) all then outstanding Loans of any Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans and (ii) unless the Required Lenders otherwise agree, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.
               Section 5.6 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than
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11:00 A.M. on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
               Section 5.7 Net Payments.
     (a) Payments Net of Taxes. All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 5.7(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.
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     (b) IRS Forms to be Delivered by Lenders. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.16 or 13.5(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (A) a certificate substantially in the form of Exhibit F (any such certificate, a “Section 5.7(b)(ii) Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.7(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.7(b).
     (c) Borrower’s Right to Withhold Taxes. Notwithstanding anything to the contrary contained in Section 5.7(a), but subject to Sections 5.7(b) and 13.5(b), (i) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such
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deduction or withholding and (ii) the Borrower shall not be obligated pursuant to Section 5.7(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (A) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to Section 5.7(b) or (B) in the case of a payment, other than interest, to a Lender described in Section 5.7(b)(ii), to the extent that such Forms do not establish a complete exemption from withholding of such taxes.
     (d) Change in Tax Laws. Subject to Section 5.7 and except as set forth in Section 13.5(b), the Borrower further agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.7(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in subsection (c) as a result of any changes that are effective after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.
ARTICLE VI
CONDITIONS PRECEDENT TO INITIAL CREDIT EVENTS
               Section 6.1 Closing Date. This Agreement shall become effective as of the date (the “Closing Date”) on which each of the following conditions shall have been satisfied:
     (a) the Borrower, the Lenders and the Administrative Agent shall have signed counterpart originals of this Agreement and shall have delivered the same to the Administrative Agent at the Notice Office, or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it, and
     (b) the Administrative Agent shall have determined that it has received evidence, in form and substance reasonably satisfactory to it, that the conditions set forth in Sections 6.2, through 6.17 inclusive, have been satisfied (except for such conditions (i) which in the Administrative Agent’s determination are not sufficiently material to justify a delay in closing and (ii) as to which the Borrower has given written assurances to the Administrative Agent that such conditions shall be satisfied within thirty days, it being expressly understood and Borrower agrees that failure to timely satisfy such conditions constitutes an Event of Default).
               Section 6.2 Disclosure Letter; Notes. The Borrower shall cause the Lenders to receive an executed copy of the Disclosure Letter, dated the Closing Date, which shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders, and there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Term Note and/or Revolving Note executed by the Borrower and to the extent requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.
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               Section 6.3 Officer’s Certificates.
     (a) The Borrower shall cause the Administrative Agent to receive at least three Business Days before the Closing Date, a certificate of the chief financial officer of the Borrower certifying on behalf of the Borrower as to the Borrower’s Consolidated Total Leverage Ratio as of January 31, 2006, and that, to the best of such officer’s knowledge, no Default or Event of Default exists.
     (b) The Borrower shall cause the Administrative Agent to receive a certificate, dated the Closing Date and signed on behalf of the Borrower by the Chairman of the Board, the President, the Chief Financial Officer, any Vice President, or the Secretary of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.7, 6.8, 6.9 and 7.1 have been satisfied on such date (although no such certification shall be required to the extent that any determination to be made under any such Section is to be made by the Administrative Agent or any Lender).
               Section 6.4 Opinion of Counsel. The Borrower shall cause the Administrative Agent to receive from Robins Kaplan Miller & Ciresi LLP, special counsel to the Borrower, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Closing Date in such form and covering such matters as the Administrative Agent may reasonably request.
               Section 6.5 Corporate Documents; Proceedings; etc.
     (a) The Borrower shall cause the Administrative Agent to receive a certificate from each Obligor, dated the Closing Date, signed by the Secretary or any Assistant Secretary of such Obligor, in the form of Exhibit G with appropriate insertions, together with copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of such Obligor if not previously delivered to the Administrative Agent, and the resolutions of such Obligor referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.
     (b) All corporate, partnership and limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.
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               Section 6.6 Plans; Shareholders’ Agreements; Employment Agreements. The Borrower shall cause the Administrative Agent to receive true and correct copies of the following documents:
     (a) Employee Benefit Plans - all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is subject to Title IV of ERISA and that is a “single-employer plan,” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor); provided that, the foregoing shall apply in the case of any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such Plan (“Employee Benefit Plans”);
     (b) Shareholder Agreements - all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its capital stock and any agreements entered into by its shareholders relating to any such entity with respect to its capital stock (collectively, the “Shareholders’ Agreements”);
     (c) Employment Agreements - all material employment agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Employment Agreements”);
all of which Employee Benefit Plans, Shareholders’ Agreements, and Employment Agreements shall be in full force and effect on the Closing Date.
               Section 6.7 Payment of Fees and Expenses. On or prior to the Closing Date, the Borrower shall have paid to the Administrative Agent as arranger (“Arranger”) all costs, fees and expenses (including legal fees and expenses) payable to the Administrative Agent and the Arranger to the extent then due and all other fees and expenses to be paid by the Borrower under the Credit Documents in conjunction with the execution and delivery of this Agreement.
               Section 6.8 Adverse Change, etc.
     (a) Nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.
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     (b) All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the transactions contemplated by the Credit Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by the Credit Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the transactions contemplated by the Credit Documents or otherwise referred to herein or therein.
               Section 6.9 Litigation. There shall be no actions, suits or proceedings pending or threatened (i) with respect to this Agreement or any other Credit Document or (ii) which the Administrative Agent or the Required Lenders shall reasonably determine could reasonably be expected to have a Material Adverse Effect.
               Section 6.10 Evidence of Perfection, etc. The Administrative Agent shall have received the following:
     (a) evidence that financing statements naming each Obligor as debtor and the Collateral Agent as secured party have been filed in all appropriate filing offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Documents;
     (b) evidence that no financing statement naming any Company as debtor is of record except with respect to Permitted Liens or in respect of which the Collateral Agent shall have received the authority to file termination statements upon satisfaction of a Company’s obligations to be satisfied on or before the Closing Date;
     (c) to the extent the Collateral Agent shall request, duly executed Control Agreements with respect to any Collateral in which a security interest therein is perfected by control under the UCC; and
     (d) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Documents have been taken.
               Section 6.11 Insurance Policies. The Administrative Agent shall have received standard lenders’ loss payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Obligors in accordance with Section 9.3.
               Section 6.12 Financial Statements; Projections. The Administrative Agent shall have received true and correct copies of (i) the financial statements referred to in
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Section 8.5(a), and (ii) the Projections referred to in Section 8.5(d), all of which financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
               Section 6.13 Pledge Agreement. Each Obligor shall have duly authorized, executed and delivered to the Administrative Agent, the Pledge Agreement and all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Obligor, endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and together with executed and undated stock powers in the case of capital stock constituting Pledge Agreement Collateral.
               Section 6.14 Security Agreement. Each Obligor shall have duly authorized, executed and delivered to the Administrative Agent the Security Agreement covering all of such Obligor’s present and future Security Agreement Collateral.
               Section 6.15 Subsidiaries Guaranty. Each Subsidiary Guarantor shall have duly authorized, executed and delivered to the Administrative Agent the Subsidiaries Guaranty.
               Section 6.16 Solvency Certificate; Insurance Certificates. On or prior to the Closing Date, the Administrative Agent shall have received the following dated the Closing Date:
     (a) a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit H; and
     (b) certificates of insurance complying with the requirements of Section 9.3 for the business and properties of the Companies, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and as lender loss payee, and stating that such insurance shall not be canceled without at least 30 days prior written notice by the insurer to the Collateral Agent.
               Section 6.17 Market Disruption. There shall not exist any material disruption or material adverse change in the financial or capital markets generally or for the Obligors in particular or in the market for syndicated credit facilities that could in the good faith judgment of the Administrative Agent be expected to materially adversely affect the syndication of the credit facilities.
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ARTICLE VII
CONDITIONS PRECEDENT TO ALL CREDIT EVENTS.
               The obligation of each Lender to make Loans (including Loans made on the Closing Date), and the obligation of the Issuing Lender to issue Letters of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:
               Section 7.1 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
               Section 7.2 Notice of Borrowing; Letter of Credit Request.
     (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.6(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.6(b)(i).
     (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.3(a).
               Section 7.3 Effect of Accepting Benefits of Credit Events. The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Article VI (with respect to Credit Events on the Closing Date) and in this Article VII (with respect to Credit Events on or after the Closing Date) and applicable to such Credit Event existing as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Article VI and in this Article VII, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
               In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit. In addition, with the occurrence of each Credit Event on or after the Closing Date, and if no Credit Event has occurred in a given month, as of the
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last day of such month, the Borrower represents and warrants that the matters specified in this Article VIII are true and correct in all material respects on and as of the Closing Date, the date of each such other Credit Event, or the last day of each month in no Credit Event occurred, as applicable; provided that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date.
               Section 8.1 Organizational Status. Each Company (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
               Section 8.2 Power and Authority. Each Obligor has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Obligor has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
               Section 8.3 No Violation. Neither the execution, delivery or performance by any Obligor of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Obligor pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which a Obligor is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of any Obligor.
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               Section 8.4 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) the filing of financing statements to perfect the security interest created under the Security Agreement and (b) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.
               Section 8.5 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc.
     (a) Financial Statements of Borrower.
     (i) The audited consolidated balance sheets of the Borrower for its fiscal years ended on December 31, 2002, 2003, and 2004 and the related audited consolidated statements of income, cash flows and shareholders’ equity of the Borrower for the fiscal years ended on such dates, as the case may be, copies of which were furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Borrower at the dates of such balance sheets and the consolidated results of the operations of the Borrower for the periods covered thereby. All of the foregoing financial statements have been prepared in accordance with GAAP consistently applied.
     (ii) The unaudited consolidated balance sheets of the Borrower for its fiscal quarter ended December 31, 2005, and the related unaudited consolidated statements of income, cash flows and shareholders’ equity of the Borrower for such fiscal quarter, copies of which were furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Borrower at the date of such balance sheet and the consolidated results of the operations of the Borrower for the period covered thereby. All of the foregoing financial statements have been prepared in accordance with GAAP consistently applied.
     (iii) Since December 31, 2004, except as disclosed in the Borrower’s SEC filings, there has been no change in the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of any Company that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     (b) Solvency. On and as of the Closing Date and after giving effect to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Obligors in connection therewith (i) the sum of the assets, at a fair valuation, of each of the Borrower on a stand-alone basis and the Companies taken as a whole will exceed its debts; (ii) none of the Borrower on a stand-alone basis or the Companies taken as a whole has incurred, intends to incur, or believes that it will incur, debts
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beyond its ability to pay such debts as they mature; and (iii) each of the Borrower on a stand-alone basis and the Companies taken as a whole will have sufficient capital with which to conduct its business. For purposes of this Section 8.5(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     (c) No Other Liabilities. Except as fully disclosed in the financial statements delivered pursuant to Section 8.5(a), and, to the Borrower’s knowledge as of the Closing Date with respect to the financial statements delivered pursuant to Section 8.5(a), there were as of the Closing Date no liabilities or obligations with respect to any Company of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Companies taken as a whole. As of the Closing Date, the Borrower does not know of any basis for the assertion against any Company of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.5(a) which, either individually or in the aggregate, could reasonably be expected to be material to the Companies taken as a whole.
     (d) Projections. On and as of the Closing Date, the Projections delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein. On the Closing Date, the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results and that the differences may be material.
               Section 8.6 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to any Credit Documents, (ii) with respect to any material Indebtedness of any Company or (iii) that are, either individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
               Section 8.7 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or
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any Lender (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
               Section 8.8 Use of Proceeds; Margin Regulations.
     (a) Use of Proceeds. All proceeds of the Loans will be used by the Borrower (i) to satisfy all Indebtedness other than Permitted Indebtedness, (ii) to pay fees and expenses related to the preparation, negotiation, execution and delivery of the Credit Documents, for working capital and Capital Expenditures, (iii) to finance Permitted Acquisitions, (iv) to finance Restricted Payments, and (v) for other lawful corporate purposes.
     (b) Margin Regulations. No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
               Section 8.9 Tax Returns and Payments. Each Company has filed all federal and state income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it which have become due, except for immaterial taxes and assessments and for those contested in good faith and adequately disclosed and fully provided for on the financial statements of the Companies in accordance with GAAP. Each Company has at all times paid, or has provided adequate reserves (in the good faith judgment of the management of the applicable Person) for the payment of, all federal, state, local and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Borrower threatened, by any authority regarding any taxes relating to any Company that either individually or in the aggregate could reasonably be expected to result in a material liability to any Company.
               Section 8.10 Compliance with ERISA.
     (a) Domestic Plans. Schedule 2 of the Disclosure Letter sets forth, as of the Closing Date, each Plan. Each Plan (and each related trust, insurance contract or fund) is in compliance in all material respects with its terms and with all applicable laws, including ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the
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requirements of Sections 401(a) and 501(a) of the Code, as amended through the series of legislation commonly known as “GUST”, timely required “good-faith” amendments for the Economic Growth and Tax Reform Reconciliation Act of 2001 have been made, and timely application has been or will be made for a determination letter with respect to such legislation and subsequent legislation; no Reportable Event has occurred; no Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has any material Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, as of the close if its most recent fiscal year ended prior to the date of the most recent Credit Event, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Company nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l) or 515 of ERISA, Title IV of ERISA (other than liability for premiums payments to the PBGC, which have been paid when due) or Sections 401(a)(29), 4971 or 4975 of the Code or expects to incur any such material liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to any Company or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending or, to the Borrower’s knowledge, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $500,000; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan.
     (b) Foreign Pension Plans. Each Foreign Pension Plan is in compliance in all material respects with its terms and with the requirements of any and all applicable laws, and has been maintained, where required, in good standing with applicable regulatory authorities. All material contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed in any material respect the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
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               Section 8.11 The Security Documents.
     (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Obligors in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected first lien on, and security interest in, all right, title and interest in all of the Security Agreement Collateral described therein, free and clear of all other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.
     (b) The security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, under the Pledge Agreement constitute first priority perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, free and clear of all other Liens. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the Pledge Agreement.
               Section 8.12 Representations and Warranties in the Credit Documents. All representations and warranties set forth in the other Credit Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
               Section 8.13 Properties. All Real Property owned or leased on the Closing Date by any Company and the nature of the interest therein, is correctly set forth on Schedule 1 of the Disclosure Letter. Each Company has good and marketable title to all material properties owned by it, including all property reflected in Schedule 1 of the Disclosure Letter
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and in the most recent historical balance sheets of the Borrower referred to in Section 8.5(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.
               Section 8.14 Capitalization. On the Closing Date, the authorized capital stock of the Borrower shall consist of (i) 295,000,000 shares of common stock, $0.0025 par value per share, and (ii) 5,000,000 shares of preferred stock, $0.0025 par value per share, of which no shares of such preferred stock shall be issued and outstanding. All outstanding shares of the capital stock of the Borrower have been duly and validly issued and are fully paid and non-assessable. The Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, except (i) as set forth in any Shareholders’ Agreement as in effect on the Closing Date, (ii) for options, warrants and rights to purchase shares of the Borrower’s common stock or Qualified Preferred Stock which may be issued from time to time and (iii) for any Indebtedness that may be issued or incurred from time to time under Section 10.4(k) which may be convertible into shares of the Borrower’s common stock.
               Section 8.15 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3 of the Disclosure Letter. Schedule 3 of the Disclosure Letter correctly sets forth, as of the Closing Date, (i) the percentage ownership (direct or indirect) of the Borrower in each class of capital stock or other equity of each of its Subsidiaries and also identifies the direct owner thereof and (ii) the jurisdiction of organization of each such Subsidiary.
               Section 8.16 Compliance with Statutes, etc. Each Company is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               Section 8.17 Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.
               Section 8.18 Public Utility Holding Company Act. No Company is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935.
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               Section 8.19 Environmental Matters.
     (a) Each Company is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower threatened, Environmental Claims against any Company or any Real Property presently or formerly owned, leased or operated by any Company. There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Companies, or any Real Property presently or formerly owned, leased or operated by any Company or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against any Company or any Real Property presently or formerly owned, leased or operated by any Company or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property under any applicable Environmental Law.
     (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned, leased or operated by any Company, where such generation, use, treatment, storage or transportation has violated or could reasonably be expected to violate any Environmental Law or give rise to an Environmental Claim. Hazardous Materials have not at any time been Released on or from any Real Property owned, leased or operated by any Company, where such Release has violated or could reasonably be expected to violate any applicable Environmental Law.
     (c) Notwithstanding anything to the contrary in this Section 8.19, the representations and warranties made in this Section 8.19 shall not be untrue unless the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               Section 8.20 Labor Relations. No Company is engaged in any unfair labor practice that could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. There is (a) no unfair labor practice complaint before the National Labor Relations Board (i) pending against any Company, (ii) to the knowledge of the Borrower, no such complaint is threatened against any Company, and (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement (i) pending against any Company, (ii) to the knowledge of the Borrower, no such complaint is threatened against any Company, (c) no strike, labor dispute, slowdown or stoppage pending against any Company, and (d) no union representation question exists with respect to the employees of any Company, except (with respect to any matter specified in clauses (a), (b), (c) or (d) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
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               Section 8.21 Patents, Licenses, Franchises and Formulas. Each Company owns or has the right to use all the domestic and foreign patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises, proprietary information (including, but not limited to, rights in computer programs, databases and data collections) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.
               Section 8.22 Existing Indebtedness. Schedule 4 of the Disclosure Letter sets forth a true and complete list of all Indebtedness (including Contingent Obligations) of the Companies which is to remain outstanding (excluding the Loans and the Letters of Credit, the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Obligor or any of its Subsidiaries which directly or indirectly guarantees such debt.
               Section 8.23 Insurance. Schedule 5 of the Disclosure Letter sets forth a true and complete listing of all insurance maintained by the Companies, with the amounts insured (and any deductibles) set forth therein.
ARTICLE IX
AFFIRMATIVE COVENANTS.
               The Borrower hereby covenants and agrees that on and after the Closing Date and until all Commitments and Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.14 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
               Section 9.1 Information Covenants. The Borrower will furnish to each Lender:
     (a) Monthly Reports. Within 30 days after the end of each fiscal month of the Borrower, the consolidated balance sheet of the Companies as at the end of such fiscal month as well as the related consolidated statement of retained earnings and statement of cash flows and the consolidated and consolidating statements of income for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable budgeted figures for such fiscal month, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Companies as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
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     (b) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Companies as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Companies as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period (it being understood that any management’s discussion and analysis set forth in the Borrower’s Form 10-Q for such quarterly accounting period and delivered to the Lenders shall satisfy the provisions of this clause (ii)).
     (c) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Companies as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by KPMG Peat Marwick LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial and accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year (it being understood that any management’s discussion and analysis set forth in the Borrower’s Form 10-K for such quarterly accounting period and delivered to the Lenders shall satisfy the provisions of this clause (ii)).
     (d) Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.
     (e) Budgets. No later than 30 days following the first day of each fiscal year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets) prepared by the Borrower (i) for each of the twelve months of such fiscal year prepared in detail and (ii) for each of the immediately three succeeding fiscal years prepared in summary form, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based.
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     (f) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(b) and (c), a certificate, substantially in the form of Exhibit L, of the chief financial officer of the Borrower certifying on behalf of the Borrower that, to the best of such officer’s knowledge, no Default or Event of Default exists or, if any Default or Event of Default exists, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Companies were in compliance with the provisions of Sections 5.2(c), 10.2(e), 10.3(c), 10.4, 10.5, 10.7, 10.8, 10.9 and 10.10 at the end of such fiscal quarter or year, as the case may be, and (ii) commencing with the delivery of the financial statements in respect of the Borrower’s fiscal quarter ending on December 31, 2005, the Level used to determine the Applicable Margin for Revolving Loans, Swingline Loans and Commitment Fees for the Margin Reduction Period commencing with the delivery of such financial statements.
     (g) Notice of Default or Litigation. Promptly upon, and in any event within five Business Days after, any principal, senior or executive officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default and (ii) any litigation or governmental investigation or proceeding pending (x) against any Company which could reasonably be expected to have a Material Adverse Effect, (y) with respect to any material Indebtedness of the Companies or (z) with respect to any Credit Document.
     (h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which any Company shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness pursuant to the terms of the documentation governing such Indebtedness.
     (i) Environmental Matters. Promptly after any principal, senior or executive officer of the Borrower obtains knowledge thereof, notice of one or more of the following environmental matters, unless such environmental matters could not, either individually or when aggregated with all other such environmental matters, be reasonably expected to have a Material Adverse Effect:
     (i) any pending or threatened Environmental Claim against any Company or any Real Property owned, leased or operated by any Company;
     (ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by any Company that (a) results in noncompliance by any Company with any applicable Environmental Law or (b) could be expected to form the basis of an Environmental Claim against any Company or any such Real Property;
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     (iii) any condition or occurrence on any Real Property owned, leased or operated by any Company that could be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by any Company of such Real Property under any Environmental Law; and
     (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by any Company as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all notices received by any Company from any government or governmental agency under, or pursuant to, CERCLA which identify any Company as potentially responsible parties for redemption costs or which otherwise notify any Company of potential liability under CERCLA.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Company’s response thereto.
     (j) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to any Company as the Administrative Agent or any Lender may reasonably request.
     (k) Debt Ratings. A notice promptly upon any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.
               Section 9.2 Books, Records and Inspections; Annual Meetings.
     (a) The Borrower will, and will cause each Company, to keep proper books of record and accounts in which entries sufficient to prepare the financial statements required to be delivered pursuant to this Agreement in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Company to permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the applicable Company, any of the properties of any Company, and to examine the books of account of any Company and discuss the affairs, finances and accounts of that Company with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Lender may reasonably request.
     (b) At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 120th day after the close of each fiscal year of the Borrower, the Borrower will, at the request of the Administrative Agent,
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hold a meeting or a conference call with all of the Lenders at which meeting or a conference call shall be reviewed the financial results of the Companies for the previous fiscal year and the budgets presented for the current fiscal year of the Borrower.
               Section 9.3 Maintenance of Property; Insurance.
     (a) The Borrower will, and will cause each Company to, (i) keep all material property necessary to the business of the Companies in reasonably good working order and condition, ordinary wear and tear and obsolescence excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties in the same general areas in which the Companies operate, and (iii) furnish to the Administrative Agent, together with each set of financial statements delivered pursuant to Section 9.1(c), full information as to the insurance carried.
     (b) The Borrower will, and will cause each Obligor to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by any Obligor) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, (iv) shall contain the standard non-contributing mortgage clause endorsement in favor of the Collateral Agent with respect to hazard liability insurance, (v) shall, except in the case of public liability insurance, provide that any losses shall be payable notwithstanding (A) any foreclosure or other proceeding relating to the insured properties or (B) any change in the title to or ownership or possession of the insured properties and (vi) shall be deposited with the Collateral Agent.
     (c) If any Obligor shall fail to insure its property in accordance with this Section 9.3, or if any Obligor shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.
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               Section 9.4 Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries (other than Inactive Subsidiaries) to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that nothing in this Section 9.4 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 10.2 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               Section 9.5 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               Section 9.6 Compliance with Environmental Laws.
     (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as reasonably required in connection with the normal operation, use and maintenance of the business or operations of the Borrower or any of its Subsidiaries.
     (b) At the reasonable written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Borrower will provide, at the sole expense of the Borrower, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property, provided that (i) unless the Lenders or the Administrative Agent has
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received any notice of the type described in Section 9.1(i) or (ii) the Lenders have exercised any of the remedies pursuant to Section 11.2, such request may not be made more than once every two years in respect of any parcel of Real Property. If the Borrower fails to provide same within 90 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.
               Section 9.7 ERISA. As soon as possible and, in any event, within ten (10) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of the chief financial officer of the Borrower setting forth in reasonable detail information as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC or any other governmental agency, a Plan participant or the Plan administrator with respect thereto: (i) that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); (ii) that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), or that an advance notice of a Reportable Event is otherwise filed (or required to be filed) with the PBGC under Section 4043 of ERISA; (iii) that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; (iv) that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; (v) that a Plan that is subject to Title IV of ERISA has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, or that a Foreign Pension Plan that is a defined benefit or superannuation plan has been or may be terminated, reorganized, partitioned or declared insolvent under applicable foreign law; (vi) that a Plan has an Unfunded Current Liability; (vii) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; (viii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; or (ix) that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Title IV of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA. The Borrower will
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deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. Upon the request of the Administrative Agent or any Lender, the Borrower will also deliver to the Administrative Agent or such Lender a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other governmental agency, and any material notices received by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or any other governmental agency or such notice has been received by the Borrower, the respective Subsidiary or the ERISA Affiliate, as applicable. The Borrower and each of its Subsidiaries shall insure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               Section 9.8 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its fiscal year to end on the last day of one of the fiscal quarters set forth in clause (ii) below and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.
               Section 9.9 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               Section 9.10 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 10.1(a); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
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               Section 9.11 Additional Security; Further Assurances.
     (a) The Borrower will, and will cause each Subsidiary Guarantor to, grant to the Collateral Agent security interests in such assets and properties of the Borrower and such Subsidiaries as are not covered by the original Security Documents, and as may be reasonably requested from time to time by the Required Lenders (collectively, the “Additional Security Documents”). All such security interests shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.
     (b) The Borrower will, and will cause each Subsidiary Guarantor to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrower will cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.11 has been complied with.
     (c) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of the Companies constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.
     (d) The Borrower agrees that each action required above by this Section 9.11 shall be completed as soon as possible, but in no event later than 90 days after such action is either requested to be taken by the Administrative Agent or the Required Lenders or required to be taken by the Borrower and/or its Subsidiaries pursuant to the terms of this Section 9.11; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 9.11.
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               Section 9.12 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.8.
               Section 9.13 Foreign Subsidiaries Security. If, following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, the Borrower does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance reasonably satisfactory to the Administrative Agent, with respect to any Foreign Subsidiary of the Borrower which has not already had all of its stock pledged pursuant to the Pledge Agreement that
     (a) a pledge of 65% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote,
     (b) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement, and
     (c) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case could reasonably be expected to cause (I) any undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes or (II) other Federal income tax consequences to the Obligors having a Material Adverse Effect, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to the Pledge Agreement shall be promptly pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall promptly execute and deliver the Security Agreement and Pledge Agreement (or another security agreement or pledge agreement in substantially similar form, if needed), granting the Secured Creditors a security interest in all of such Foreign Subsidiary’s assets and securing the Obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall promptly execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into of the Security Agreement, Pledge Agreement or Subsidiaries Guaranty is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 9.13 to be in form and substance reasonably satisfactory to the Administrative Agent.
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               Section 9.14 Margin Stock. If any Obligor holds any Margin Stock that is required to be pledged pursuant to the Pledge Agreement, the Borrower will duly execute and deliver to each Lender an appropriately completed Form U-1 or Form G-3 referred to in Regulation U.
               Section 9.15 Permitted Acquisitions.
     (a) Conditions for Acquisitions. Subject to the provisions of this Section 9.15 and the requirements contained in the definition of “Permitted Acquisition”, the Borrower and its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):
     (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto;
     (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;
     (iii) the Borrower’s Consolidated Total Leverage after giving effect to each Permitted Acquisition including, as applicable (A) all cash and Cash Equivalents that are acquired in such Permitted Acquisition, (B) the present value of any earn-out, non-compete or deferred compensation or purchase price adjustments, and (C) the maximum amount of any working capital adjustments, shall not exceed 2.50 to 1;
     (iv) immediately after giving effect to each Permitted Acquisition (and all payments to be made in connection therewith), the Total Unutilized Revolving Facility Amount, when added to the aggregate amount of unrestricted cash and Cash Equivalents held by the Borrower and its Wholly-Owned Domestic Subsidiaries, shall equal or exceed $7,000,000;
     (v) no Acquired Entity or Business acquired pursuant to a Permitted Acquisition shall be organized or domiciled under the law of any jurisdiction other than the United States or Canada, or any states or provinces therein, and no Acquired Entity or Business shall have more than 15% of its assets or annual revenues based in or from outside of the United States or Canada (as determined from the most recently available financial information for such Person or assets);
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     (vi) such Permitted Acquisition is non-hostile (i.e., the prior, effective written consent or approval to such Permitted Acquisition of the board of directors or equivalent governing body of the Acquired Entity or Business shall have been obtained); and
     (vii) at least 10 Business Days prior to any Permitted Acquisition, the Borrower shall have (x) given the Administrative Agent and the Lenders at least 10 Business Days prior written notice of any Permitted Acquisition, and (y) delivered to the Administrative Agent and each Lender an officer’s certificate executed by a senior financial officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) evidencing compliance with the preceding clauses (iii), (iv), (v) and (vi), which calculations shall be reasonably approved by the Administrative Agent.
     (b) Pledge of Stock. At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interest of any Person, all capital stock or other equity interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement.
     (c) Additional Security Documents. The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation as and to the extent required by, Sections 9.11 and 10.14, to the satisfaction of the Administrative Agent.
     (d) Representations and Warranties. The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications by the Borrower pursuant to Section 9.15(a) are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including Articles VIII and XI.
ARTICLE X
NEGATIVE COVENANTS.
               The Borrower hereby covenants and agrees that on and after the Closing Date and until all Commitments and Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.14 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
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               Section 10.1 Liens. The Borrower will not, and will not permit any Company to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of any Company, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to any Company), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.1 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
     (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
     (b) Liens in respect of property or assets of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of any Company’s property or assets or materially impair the use thereof in the operation of the business of any Company or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
     (c) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 6 of the Disclosure Letter, but only to the respective date, if any, set forth in such Schedule 6 for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule 6, provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of any Company;
     (d) Liens created pursuant to the Security Documents;
     (e) leases or subleases granted to other Persons not materially interfering with the conduct of the business of any Company;
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     (f) Liens upon assets of any Company subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.4(d), provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of any Company;
     (g) Liens placed upon (i) equipment or machinery acquired after the Closing Date and used in the ordinary course of business of the Companies at the time of the acquisition thereof or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount or (ii) Real Property acquired or constructed after the Closing Date and used in the ordinary course of business of the Companies at the time of the acquisition or construction thereof or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price or construction cost thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such Real Property or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (A) the Indebtedness secured by all such Liens described in this subsection (g) is permitted by Section 10.4(d) and (B) in all events, the Lien encumbering the asset so acquired or constructed does not encumber any other asset of any Company;
     (h) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of any Company;
     (i) Liens arising from precautionary UCC financing statement filings regarding Operating Leases;
     (j) Liens arising out of the existence of judgments or awards in respect of which the Companies shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the fair market value of all other property subject to such Liens does not exceed $5,000,000 at any time outstanding;
     (k) statutory and common law landlords’ liens under leases to which the any Company is a party;
     (l) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits;
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     (m) Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the fair market value of all other property subject to all Liens permitted by this subsection (m) shall not at any time exceed $1,500,000;
     (n) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.4(h), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;
     (o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (p) Liens which constitute rights of set-off of a customary nature or bankers’ Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the ordinary course of business;
     (q) Liens on insurance proceeds securing the payment of financed insurance premiums;
     (r) Liens securing Interest Rate Protection Agreements and Other Hedging Agreements; and
     (s) Permitted Encumbrances.
In connection with the granting of Liens of the type described in Sections 10.1(f) and (g) by any Company, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
               Section 10.2 Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any Company to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time (unless such agreement relates to an action otherwise permitted by this Section 10.2, or to the extent that the respective action is not otherwise
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permitted by this Section 10.2 (and the Loans will not be repaid in full, and all Commitments terminated, at the time of the consummation of the respective action), such agreement expressly provides that the consent of the requisite percentage of Lenders hereunder is required to be obtained in connection therewith)), except that:
     (a) Capital Expenditures by the Companies shall be permitted to the extent not in violation of Section 10.7;
     (b) each of the Companies may make sales of inventory and license intellectual property in the ordinary course of business;
     (c) each of the Companies may sell obsolete, uneconomic or worn-out equipment or materials in the ordinary course of business;
     (d) Permitted Acquisitions may be made to the extent permitted by Section 9.15;
     (e) each of the Companies may sell other assets (other than the capital stock of any Subsidiary Guarantor), so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (iii) the total consideration received by the Borrower or such Subsidiary is at least 75% cash and is paid at the time of the closing of such sale, (iv) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.4(c) and (v) the aggregate amount of the proceeds received from all assets sold pursuant to this subsection (e) shall not exceed $5,000,000 in any fiscal year of the Borrower;
     (f) Investments may be made to the extent permitted by Section 10.5;
     (g) each of the Companies may lease (as lessee) real or personal property (so long as any such lease does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.4(d));
     (h) each of the Companies may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;
     (i) each of the Companies may grant leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;
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     (j) any Subsidiary of the Borrower (i) may be merged or consolidated with or into the Borrower or liquidated so long as the Borrower is the surviving corporation of such merger or consolidation or receives the assets of such Subsidiary upon such liquidation and (ii) may transfer its assets to the Borrower or to any Subsidiary Guarantor; and
     (k) any Subsidiary of the Borrower may be merged or consolidated with or into any other Subsidiary of the Borrower or liquidated so long as (i) in the case of any (A) such merger or consolidation involving a Subsidiary Guarantor, a Subsidiary Guarantor is the surviving corporation of such merger or consolidation or (B) such liquidation involving a Subsidiary Guarantor, a Subsidiary Guarantor receives the assets of such Subsidiary upon such liquidation and (ii) in the case of any (A) such merger or consolidation involving a Wholly-Owned Subsidiary of the Borrower, in addition to the requirements of preceding clause (i)(A), a Wholly-Owned Subsidiary is the surviving corporation of such merger or consolidation or (B) such liquidation, in addition to the requirements of preceding clause (i)(B), a Wholly-Owned Subsidiary receives the assets of such Subsidiary upon such liquidation.
To the extent the Required Lenders waive the provisions of this Section 10.2 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.2 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
               Section 10.3 Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:
     (a) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;
     (b) any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);
     (c) so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof), the Borrower may repurchase outstanding shares of its common stock (or options to purchase such common stock) following the death, disability or termination of employment of officers, directors or employees of the Borrower or any of its Subsidiaries, provided that the aggregate amount of Dividends paid by the Borrower pursuant to this clause (c) shall not exceed $500,000 in any fiscal year of the Borrower;
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     (d) the Borrower may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock rather than in cash;
     (e) the Borrower may redeem its outstanding preferred stock purchase rights issued under the Borrower’s stockholder’s rights plan in an aggregate amount not to exceed $500,000;
     (f) the Borrower may pay cash Dividends in relation to its common stock and repurchase (for avoidance of doubt, stock repurchases shall be considered “Dividends” for purposes of this Section 10.3(f)) outstanding shares of its common stock (or options to purchase such common stock) provided that:
     (i) before and after giving effect to the payment thereof no Default or Event of Default shall exist,
     (ii) before and after giving effect to the payment thereof, the Consolidated Total Leverage Ratio shall be not more than 2.75 to 1.0; and
     (iii) the aggregate amount of all cash Dividends under this Section 10.3(f) shall not exceed $20,000,000 during any loan year, with each loan year being a period of one year ending on the day before the anniversary of the Closing Date, unless immediately after giving effect to the payment thereof, the Borrower’s Consolidated Total Leverage Ratio would not be greater than 2.00 to 1.0.
               Section 10.4 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”):
     (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
     (b) Existing Indebtedness outstanding on the Closing Date and listed on Schedule 4 of the Disclosure Letter, without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent set forth on such Schedule 4, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;
     (c) Indebtedness under Interest Rate Protection Agreements in notional amounts not to exceed the outstanding Loans pursuant to this Agreement, such Interest Rate Protection Agreements to be reasonably acceptable to the Administrative Agent and entered into with respect to other Indebtedness permitted under this Section 10.4;
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     (d) Indebtedness of the Companies evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Sections 10.7 and 10.8) and purchase money Indebtedness described in Section 10.1(g), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this subsection (d) exceed $20,000,000 at any time outstanding;
     (e) intercompany Indebtedness among the Companies to the extent permitted by Sections 10.5(k), (m), (n), (o) and (p);
     (f) Indebtedness consisting of guaranties by the Companies of Indebtedness of the Companies otherwise permitted to be incurred under this Section 10.4;
     (g) Indebtedness under Other Hedging Agreements providing protection against fluctuations in currency values in connection with the Borrower’s or any of its Subsidiaries’ operations so long as management of the Borrower or such Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;
     (h) the Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (ii) such Indebtedness does not constitute debt for borrowed money (other than debt for borrowed money incurred in connection with industrial revenue or industrial development bond financings), it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness of the type described in Section 10.1(g) shall not constitute debt for borrowed money for purposes of this clause (ii), and (iii) at the time of such Permitted Acquisition, the aggregate of all Indebtedness permitted under this clause (h) does not exceed the greater of $5,000,000 or 15% of the total value of the assets of all Subsidiaries (or assets) so acquired since the Closing Date;
     (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness not otherwise constituting Indebtedness permitted under this Section 10.4 is extinguished within two Business Days of the incurrence thereof;
     (j) Indebtedness in respect of bid, performance, advance payment or surety bonds entered into in the ordinary course of business and consistent with past practices in an aggregate amount not to exceed $1,500,000 at any time outstanding; and
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     (k) so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness incurred by the Companies in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding.
          Section 10.5 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:
     (a) the Companies may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;
     (b) the Companies may acquire and hold cash and Cash Equivalents;
     (c) the Companies may hold the Investments held by them on the Closing Date and described on Schedule 7 of the Disclosure Letter, provided that any additional Investments made with respect thereto shall be permitted only if independently justified under the other provisions of this Section 10.5;
     (d) the Companies may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (e) the Companies may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $500,000;
     (f) to the extent permitted by law, the Borrower may acquire and hold obligations of one or more officers or other employees of the Borrower or any of its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of common stock of the Borrower, provided, however, that (i) no cash is paid by the Borrower or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations, and (ii) the aggregate of all such obligations shall not exceed $5,000,000 at any one time outstanding.
     (g) the Companies may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.4(c);
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     (h) the Companies may enter into Other Hedging Agreement to the extent permitted by Section 10.4(g);
     (i) Permitted Acquisitions shall be permitted in accordance with Section 9.15;
     (j) the Companies may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Sections 10.2(d) and (e);
     (k) the Obligors may make Intercompany Loans between or among one another, so long as each Intercompany Loan shall be evidenced by an Intercompany Note that is pledged to the Collateral Agent pursuant to the Pledge Agreement;
     (l) the Borrower may make equity contributions to the capital of the Subsidiary Guarantors and the Subsidiary Guarantors may make equity contributions to the capital of their respective Subsidiaries which are Subsidiary Guarantors, provided that the Borrower may not contribute a material portion of its non-cash assets to the Subsidiary Guarantors;
     (m) the Obligors may make Intercompany Loans and/or cash equity contributions to Wholly-Owned Foreign Subsidiaries for the purpose of enabling such Wholly-Owned Foreign Subsidiaries to consummate a Permitted Acquisition or to make Capital Expenditures so long as (i) each such Investment that is made as an Intercompany Loan shall be evidenced by an Intercompany Note that is pledged to the Collateral Agent pursuant to the Pledge Agreement, (ii) no more than $1,000,000 of such Investments in the aggregate may be made in any fiscal year of the Borrower for Permitted Acquisitions and (iii) no more than $1,000,000 of such Investments in the aggregate may be made in any fiscal year of the Borrower for Capital Expenditures;
     (n) the Borrower and its Wholly-Owned Subsidiaries may make additional Intercompany Loans and/or cash equity contributions to their respective Wholly-Owned Foreign Subsidiaries for the purpose of enabling such Subsidiaries to make an Investment permitted by Section 10.5(p) so long as (i) each such Investment that is made as an Intercompany Loan shall be evidenced by an Intercompany Note that is pledged to the Collateral Agent pursuant to the Pledge Agreement and (ii) no more than $1,000,000 of such Investments in the aggregate may be made;
     (o) Wholly-Owned Foreign Subsidiaries may make intercompany loans (i) between or among one another and (ii) to any Obligor so long as each such Intercompany Loan made to a Obligor shall contain (and shall be subject to) the subordination provisions described in Exhibit K; and
     (p) so long as no Default or Event of Default then exists or would result therefrom, the Companies may make additional Investments so long as the aggregate amount of all such Investments made in any fiscal year pursuant to this subsection (p) does not exceed $3,000,000, provided that the Borrower may reinvest the proceeds of Investments sold during the same year in which they were purchased.
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          Section 10.6 Transactions with Affiliates. The Borrower will not, and will not permit any Company to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
     (a) Dividends may be paid to the extent provided in Section 10.3;
     (b) loans may be made and other transactions may be entered into by the Companies to the extent permitted by Sections 10.2, 10.4 and 10.5;
     (c) customary fees may be paid to non-officer directors of the Companies;
     (d) the Companies may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Companies in the ordinary course of business;
     (e) transactions exclusively between or among the Borrower and any of its Wholly-Owned Subsidiaries or exclusively between or among such Wholly-Owned Subsidiaries, provided that such transactions are not otherwise prohibited by the Credit Documents;
     (f) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date; and
     (g) transactions with Annapurna Corporation aggregating not more than $500,000 in any fiscal year of the Borrower.
          Section 10.7 Consolidated Fixed Charge Coverage Ratio. The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any Test Period to be less than 1.15 to 1.
          Section 10.8 Consolidated Total Leverage Ratio. The Borrower will not permit the Consolidated Total Leverage Ratio for any Test Period to be greater than 2.75 to 1.
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          Section 10.9 Consolidated Net Worth. The Borrower will not permit the Consolidated Net Worth as of the end of any fiscal quarter of the Borrower to be less than the sum of (a) 80% of Consolidated Net Worth as of December 31, 2005, (b) an amount equal to 50% of the Consolidated Net Income (with no deduction for any net loss in any such fiscal quarter) earned in each fiscal quarter ending after December 31, 2005, plus (c) an amount equal to 100% of the aggregate increases in shareholders’ equity of the Companies after the Closing Date by reason of the issuance and sale of capital stock of the Borrower for cash consideration (including upon any conversion of debt securities of the Borrower into such capital stock).
          Section 10.10 Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Borrower will not, and will not permit any Company to, amend, modify or change its certificate or articles of incorporation (including by the filing or modification of any certificate or articles of designation) or by-laws (or the equivalent organizational documents) or any agreement entered into by it with respect to its capital stock (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock, unless such amendment, modification, change or other action could not reasonably be expected to be adverse to the interests of the Lenders in any material respect.
          Section 10.11 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any Company to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Company to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by any Company, or pay any Indebtedness owed to any Company, (b) make loans or advances to any Company or (c) transfer any of its properties or assets to any Company, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Company, (iv) customary provisions restricting assignment of any licensing agreement (in which a Company is the licensee) or other contract entered into by any Company in the ordinary course of business, (v) any instrument governing Indebtedness described in Section 10.4(h), which restriction is not applicable to any Person, or the property or assets of any Person, other than the Person or the properties or assets acquired pursuant to any such Permitted Acquisition, (vi) agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date, (vii) any agreement for the sale or disposition of capital stock or assets of any Subsidiary, provided that such encumbrances and restrictions are only applicable to such Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with Section 10.2, and (viii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.1(e), (f) or (g).
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          Section 10.12 Limitation on Issuance of Capital Stock.
     (a) The Borrower will not, and will not permit any Company to, issue (i) any preferred stock other than Qualified Preferred Stock of the Borrower or (ii) any redeemable common stock other than common stock that is redeemable at the sole option of the applicable Company.
     (b) The Borrower will not permit any Company to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of any Company in any class of the capital stock of such Company, (iii) to qualify directors to the extent required by applicable law, (iv) for issuances to the Borrower or a Wholly-Owned Subsidiary thereof or (v) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement.
          Section 10.13 Business. The Borrower will not, and will not permit any Company to, engage in any business other than the business engaged in by the Companies as of the Closing Date and reasonable extensions thereof and other businesses that are complementary or reasonably related thereto. Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not permit any Inactive Subsidiary to engage in any business activities, to have any material liabilities or to own assets with an aggregate value in excess of $250,000.
          Section 10.14 Limitation on Creation of Subsidiaries. The Borrower will not, and will not permit any Company to, establish, create or acquire after the Closing Date any Subsidiary, provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create or, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries and, to the extent permitted by Section 10.5(p) and the definition of “Permitted Acquisition”, non-Wholly-Owned Subsidiaries, so long as
     (a) the equity interests of each such new Subsidiary (to the extent owned by a Obligor) is pledged pursuant to, and to the extent required by Section 9.11(a), the Pledge Agreement,
     (b) each such new Domestic Subsidiary (and, to the extent required by Section 9.13, each such new Foreign Subsidiary) executes a counterpart of the Subsidiaries Guaranty, the Pledge Agreement and the Security Agreement as required by Section 9.11(a), and
     (c) each such new Domestic Subsidiary (and, to the extent required by Section 9.13, each such new Foreign Subsidiary), to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 9.11.
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In addition, each such new Domestic Subsidiary (and, to the extent required by Section 9.13, each such new Foreign Subsidiary) shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Article VI as such new Subsidiary would have had to deliver if such new Subsidiary were a Obligor on the Closing Date.
          Section 10.15 Operating Leases. The Borrower will not permit the aggregate obligations of the Companies with respect to Operating Leases to exceed $12,000,000 in any fiscal year.
ARTICLE XI
EVENTS OF DEFAULT
          Section 11.1 Events of Default. The occurrence of any of the following specified events shall constitute an Event of Default (each an “Event of Default”):
     (a) Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or thereunder; or
     (b) Representations, etc. Any representation, warranty or statement made or deemed made by any Obligor herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
     (c) Covenants. Any Company shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.1(g)(i), 9.8, 9.12, 9.14, 9.15 or Article X or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Section 11.1(a) and (b)) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or
     (d) Default Under Other Agreements. (i) Any Company shall (A) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (B) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether
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any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of any Company shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.1(d) unless the aggregate principal amount of all Indebtedness as described in either of the preceding clauses (i) or (ii) is at least $5,000,000; or
     (e) Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or
     (f) ERISA.
     (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) or an advance notice of a Reportable Event is filed (or is required to be filed) with the PBGC under Section 4043 of ERISA, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the
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subject of termination proceedings under ERISA (other than a standard termination under Section 4041(b) of ERISA), any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l) or 515 of ERISA, Title IV of ERISA (other than for premiums due to the PBGC), or Section 401(a)(29), 4971 or 4975 of the Code, or a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Plan, any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the Closing Date, by any governmental authority or agency or by any court (a “Change of Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan;
     (ii) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and
     (iii) such lien, security interest or liability, individually and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or
     (g) Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including a perfected security interest in, and Lien on, all of the Collateral (other than an immaterial portion thereof), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.1), and subject to no other Liens (except as permitted by Section 10.1); or
     (h) Subsidiaries Guaranty. At any time after the execution and delivery thereof, the Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting by or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or
     (i) Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Companies a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or
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shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $5,000,000; or
     (j) Change of Control. A Change of Control shall occur.
          Section 11.2 Remedies. While an Event of Default exists, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Obligor (provided that, if an Event of Default specified in Section 11.1(e) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):
     (a) declare the Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Fee shall forthwith become due and payable without any other notice of any kind;
     (b) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor;
     (c) terminate any Letter of Credit which may be terminated in accordance with its terms;
     (d) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.1(e) with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding;
     (e) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and
     (f) apply any cash collateral held by the Administrative Agent pursuant to Section 5.2 to the repayment of the Obligations.
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ARTICLE XII
THE ADMINISTRATIVE AGENT.
          Section 12.1 Appointment. The Lenders hereby irrevocably designate Wells Fargo as Administrative Agent (for purposes of this Article XII, the term “Administrative Agent” also shall include Wells Fargo in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on their behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of their respective duties hereunder by or through its officers, directors, agents, employees or affiliates.
          Section 12.2 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
          Section 12.3 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Companies in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Companies and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.
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          Section 12.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
          Section 12.5 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
          Section 12.6 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          Section 12.7 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its respective individual capacities. The Administrative Agent and
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its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Company or any Affiliate of any Company (or any Person engaged in a similar business with any Company or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Company or any Affiliate of any Company for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
          Section 12.8 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
          Section 12.9 Resignation by the Administrative Agent.
     (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days prior written notice to the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
     (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).
     (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
     (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
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          Section 12.10 Issuing Lender. The Issuing Lender shall have the rights and protections hereunder to the same extent as if it were the Administrative Agent.
ARTICLE XIII
MISCELLANEOUS
          Section 13.1 Syndication Agents and Documentation Agent. The Lenders identified on the title page as “Syndication Agents” and “Documentation Agent” shall have no right, power, obligation or liability under this Agreement or any other Credit Document other than those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.
          Section 13.2 Payment of Expenses, etc. The Borrower shall:
     (a) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and disbursements of legal counsel of the Administrative Agent and of the Administrative Agent’s consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including in each case the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders);
     (b) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and
     (c) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all
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liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Obligor) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, including in each case the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)).
To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
          Section 13.3 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Obligor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including by branches and agencies of such Lender wherever located) to or for the credit or the account of any Obligor against and on account of the Obligations and liabilities of the Obligors to the Administrative Agent or
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such Lender under this Agreement or under any of the other Credit Documents, including all interests in Obligations purchased by such Lender pursuant to Section 13.7(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
          Section 13.4 Notices; Distribution of Information via Electronic Means.
     (a) Use of Platform to Distribute Communications. The Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, or any of its Subsidiaries, or any other materials or matters relating to any Credit Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lenders and the Issuing Lender by posting such notices on an electronic delivery system such as IntraLinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.
     (b) Notice by Electronic Means. Each Lender and the Issuing Lender agrees (i) on or before the date it becomes a party to this Agreement, to notify the Administrative Agent in writing of the e-mail address(es) to which a Notice may be sent to it and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for it and (ii) that any Notice may be sent to such e-mail address(es). Each Lender and the Issuing Lender agrees that an e-mail message notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.
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     (c) Notices By Other Means. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Obligor, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address as set forth in the Register; and if to the Administrative Agent, at the Notice Office; or, as to any Obligor or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.
          Section 13.5 Benefit of Agreement; Assignments; Participations.
     (a) Restrictions on Assignment by Borrower; Participants. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Loans, Notes, Facility Amounts or Commitments hereunder except as provided in Sections 2.16 and 13.5(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would:
     (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.8(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the
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Total Facility Amount shall not constitute a change in the terms of such participation, and that an increase in any Facility Amount (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof),
     (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, or
     (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating or release all or substantially all of the Subsidiary Guarantors.
In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.
     (b) Assignments to Affiliates and Non-Affiliates. Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may:
     (i) assign all or a portion of its Loans, Notes, Facility Amounts or Commitments (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or to one or more Lenders or (B) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor, or
     (ii) assign all, or if less than all, a portion equal to at least (A) $1,000,000 in the aggregate for the Term Loans of the assigning Lender or assigning Lenders, or (B) $5,000,000 in the aggregate for the Revolving Facility Amount of the assigning Lender or the Revolving Facility Amounts of the assigning Lenders, and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations), to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that,
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     (iii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.8 (with appropriate modifications) to the extent needed to reflect the revised Facility Amounts and/or outstanding Loans, as the case may be,
     (iv) the consent of the Administrative Agent shall be required (such consent not to be unreasonably withheld or delayed) for any assignment to an Eligible Transferee pursuant to clause (ii) above,
     (v) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for any assignment to an Eligible Transferee pursuant to clause (ii) if and only if the assignment (A) is to an Eligible Transferee who is not already a Lender, (B) occurs after the 30th day following the Closing Date, (C) occurs when no Default or Event of Default exists, and (D) is for more than $5,000,000 of Facility Amounts and related outstanding Obligations by one Lender to an Eligible Transferee;
     (vi) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $2,000 (only one such fee shall be payable in the event of a simultaneous assignment to multiple assignees that are Affiliates or managed or advised by the same investment advisor or from multiple assignors that are Affiliates or managed or advised by the same investment advisor), and
     (vii) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.16.
     (c) Effect of Assignment. To the extent of any assignment pursuant to Section 13.5(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments, Facility Amounts and outstanding Loans.
     (d) Tax Issues; Increased Costs. At the time of each assignment pursuant to Section 13.5(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.7(b)(ii) Certificate) described in Section 5.7(b). To the extent that an assignment of all or any portion of a Lender’s Commitments, Facility Amounts and related outstanding Obligations pursuant to Section 2.16 or Section 13.5(b) would, at the time of such assignment, result in increased costs under Section 2.13, 3.6 or 5.7 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
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     (e) Assignments by Lenders For Collateral Purposes. Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, upon written notice to the Administrative Agent, any Lender which is a fund may pledge or assign all or any portion of its Loans and Notes to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder. In no event shall the applicable Federal Reserve Bank, trustee or other representative of a Lender’s creditors be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
          Section 13.6 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Obligor and the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender would otherwise have. No notice to or demand on any Obligor in any case shall entitle any Obligor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, the Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.
          Section 13.7 Payments Pro Rata.
     (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
     (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid
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Drawings, Commitment Fee or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Obligor to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Section 13.7(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
          Section 13.8 Calculations; Computations; Accounting Terms.
     (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, except as otherwise specifically provided herein, all computations and all definitions used in determining compliance with Sections 10.7 through 10.9, inclusive, shall utilize accounting principles and policies in conformity with those used to prepare the latest audited historical financial statements of the Borrower referred to in Section 8.5(a).
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) All computations of interest, Commitment Fee and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees, the last day shall be included) occurring in the period for which
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such interest, Commitment Fee or other Fees are payable; provided that interest in respect of Base Rate Loans determined by reference to the prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which such interest is payable.
          Section 13.9 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
     (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF MINNESOTA. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF MINNESOTA, OR OF THE UNITED STATES FOR THE DISTRICT OF MINNESOTA IN EACH CASE WHICH ARE LOCATED IN THE CITY OF MINNEAPOLIS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.
     (b) THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.
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     (c) THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     (d) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          Section 13.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
          Section 13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          Section 13.12 Amendment or Waiver; etc. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the respective Obligors party thereto and the Required Lenders, provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following subsections (a) and (h))):
     (a) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.8 shall not constitute a reduction in the rate of interest or Fees for the purposes of this subsection (a)),
infoUSA Credit Agreement

     (b) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents or release all or substantially all of the Subsidiary Guarantors,
     (c) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loans on the Closing Date),
     (d) reduce the percentage specified in the definition of “Required Lenders”,
     (e) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement,
     (f) amend Section 2.12 so as to permit Interest Periods that are greater than six months,
     (g) amend Section 13.5(b), or
     (h) amend, modify or waive any Term Loan Scheduled Repayment;
provided further, that no such amendment, change, waiver, discharge or termination shall:
     (i) increase the Commitment or Facility Amounts of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Facility Amount shall not constitute an increase of the Facility Amount of any Lender, and that an increase in the available portion of any Facility Amount of any Lender shall not constitute an increase of the Facility Amount of such Lender),
     (j) affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Lender or the Swingline Lender hereunder or under any other Credit Document, without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Lender or the Swingline Lender, as the case may be,
     (k) (i) amend, change, modify or waive Section 5.2 or (ii) have the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Revolving Loan or Swingline Loan or the issuance of a Letter of Credit, unless such amendment, modification or waiver shall have been consented to by the holders of more than 50% of the Revolving Facility Amounts of all the Lenders,
infoUSA Credit Agreement

     (l) amend, change, modify or waive the provisions of Sections 5.4 or 5.5, or adversely affect the rights of Lenders participating in any Tranche different from those of the Lenders participating in other Tranches, unless, in any such case, such amendment, modification or waiver shall have been consented to by the holders of (in Dollars) more than 50% of the aggregate amount of Loans outstanding under the Tranche or Tranches affected by such modification, or, in the case of a modification affecting the Revolving Lenders, Revolving Lenders holding more than 50% of the aggregate Revolving Facility Amounts (it being agreed and understood that modifications which affect all Lenders ratably shall not be considered hereunder as affecting Lenders of any Tranche differently).
          Section 13.13 Replacement of Non-Consenting Lender. If any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment to or waiver of any Credit Document or provision thereof, which amendment or waiver requires unanimous consent of all the Lenders, or all the Lenders making Loans of a particular Tranche, in order to be effective, then the Administrative Agent may or the Borrower may (but neither shall be obligated to), upon notice to the Non-Consenting Lender (and the Administrative Agent, if applicable), require the Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.5(b)) all of its interests, rights, duties and obligations under this Agreement and the Credit Documents to an Eligible Transferee that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment); provided that:
     (a) if it is an assignment at the request of the Borrower, the Borrower shall have received the prior written consent of the Administrative Agent (and if the Commitment and Facility Amount of a Revolving Lender are being assigned, the Issuing Lender), which consent shall not unreasonably be withheld,
     (b) if it is an assignment at the request of the Administrative Agent and there is no Event of Default, the Borrower shall have consented to such assignment (and if the Commitment and Facility Amount of a Revolving Lender are being assigned, the Issuing Lender) which consents shall not be unreasonably withheld,
     (c) the interests, rights, duties and obligations of all Non-Consenting Lenders are similarly assigned to Eligible Transferees, and
     (d) the Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, and participations in unreimbursed Drawings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents, from the Eligible Transferee (to the extent of such outstanding principal, accrued interest and accrued fees) or the Borrower (in the case of all other amounts).
          Section 13.14 Survival of Indemnities. All indemnities set forth herein including in Sections 2.13, 2.14, 3.6, 5.7, 12.6 and 13.2 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
infoUSA Credit Agreement

          Section 13.15 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.15 would, at the time of such transfer, result in increased costs under Section 2.13, 2.14, 3.6 or 5.7 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
          Section 13.16 Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 13.16, to maintain a register (the “Register”) on which it will record the Facility Amounts from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Facility Amounts of such Lender and the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Facility Amounts and Loans and prior to such recordation all amounts owing to the transferor with respect to such Facility Amounts and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment, Facility Amount or Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.5(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.16.
          Section 13.17 Confidentiality.
     (a) Treatment of Confidential Information. Subject to the provisions Section 13.17(b), each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.17 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is
infoUSA Credit Agreement

designated by the Borrower to the Lenders in writing as confidential, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.17(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any pledgee referred to in Section 13.5(e) or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Loans, Notes, Facility Amounts or Commitments or any interest therein by such Lender, provided that such pledgee or prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.17, and (vii) to any direct or indirect contractual counterparty to swap agreements with a Lender or such contractual counterparty’s professional advisor provided that such contractual counterparty or professional advisor agrees to be bound by the provisions of this Section 13.17.
     (b) Lenders’ Right to Share Information with Affiliates. The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender any information related to the Borrower or any of its Subsidiaries (including any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.17 to the same extent as such Lender.
          Section 13.18 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
          Section 13.19 Restatement of Earlier Agreement. This Agreement is executed for the purpose of replacing and restating the Old Credit Agreement. Upon execution and delivery of this Agreement by the Lenders, the Administrative Agent and the Borrower, none of the Lenders, the Borrower or the Administrative Agent shall have any obligation to the other under the Old Credit Agreement, except that the Borrower shall continue to have the obligation to pay any fees remaining unpaid under the Old Credit Agreement that had accrued through the effective date of this Agreement.
infoUSA Credit Agreement

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

infoUSA INC.	infoUSA INC.
5711 South 86th Circle
Omaha, Nebraska 68127
Attn: Chief Financial Officer	By: /s/ STORMY L. DEAN
Telephone No.: (402) 593-4500	Name: Stormy L. Dean
Telecopier No.: (402) 331-1505	Title: CFO

Signature Page to the Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

Signature Page to the Second Amended and Restated Credit Agreement

LASALLE BANK NATIONAL ASSOCIATION, as Co-Syndication Agent

By:

Name:

Title:

Signature Page to the Second Amended and Restated Credit Agreement

CITIBANK, F.S.B., as Co-Syndication Agent

By:

Name:

Title:

Signature Page to the Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Documentation Agent

By:

Name:

Title:

Signature Page to the Second Amended and Restated Credit Agreement

FIRST BANK

By:

Name:	Keith M. Schmelder
Title:	Senior Vice President

Signature Page to the Second Amended and Restated Credit Agreement

UNION BANK OF CALIFORNIA, N.A.

By:

Name:

Title:

Signature Page to the Second Amended and Restated Credit Agreement

FIRST NATIONAL BANK OF OMAHA

By:

Name:

Title:

Signature Page to the Second Amended and Restated Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

Signature Page to the Second Amended and Restated Credit Agreement

COMMERCE BANK, N.A.

By:

Name:

Title:

Signature Page to the Second Amended and Restated Credit Agreement

THE NORTHERN TRUST COMPANY

By:

Name:

Title:

Signature Page to the Second Amended and Restated Credit Agreement

SCHEDULE I
DISCLOSURE LETTER
infoUSA Credit Agreement — Schedule I